SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.           )

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Bicycle Therapeutics plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Bicycle Therapeutics plc

Building 900 Babraham Research Campus,

Babraham, Cambridge, CB22 3AT, United Kingdom

(Incorporated and Registered in England and Wales with Registered Company No. 11036004)

April  , 2021

Dear Shareholder:

We are pleased to provide details of the 2021 Annual General Meeting (the “AGM”) of Bicycle Therapeutics plc to be held on Monday, June 28, 2021, at 1:00 p.m. London time (8:00 a.m. Eastern Daylight Time), at our principal executive offices, located at Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT, United Kingdom.

We are closely monitoring the situation with respect to the ongoing COVID-19 pandemic, including U.K. government guidance, and will continue to do so in the lead up to the AGM. Based on the current timings indicated by the U.K. government for the removal of COVID-19 related restrictions, we expect that ordinary shareholders will be able to attend our AGM in person. However, the situation may change significantly between now and the date of the AGM.

Details regarding the business to be conducted at AGM, and admission to the AGM, are described in the accompanying Notice of Annual Meeting of Shareholders and proxy statement.

Your vote is important. We hope you will vote as soon as possible. You may vote through any of the means described in the accompanying proxy statement, or, if you are a holder of our American Depositary Shares, the ADS proxy card provided to you. Please carefully review the instructions on each of your voting options described in this proxy statement, the notice, and, if applicable, the voting instructions.

Thank you for your ongoing support of and continued interest in Bicycle Therapeutics plc. We look forward to receiving your vote in respect of the business to be conducted at the AGM.

Yours sincerely,

Pierre Legault

Chairman

Bicycle Therapeutics plc

Building 900 Babraham Research Campus,

Babraham, Cambridge, CB22 3AT, United Kingdom

(Incorporated and Registered in England and Wales with Registered Company No. 11036004)

NOTICE OF 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, JUNE 28, 2021

NOTICE is hereby given that the 2021 Annual General Meeting (the “AGM”) of Bicycle Therapeutics plc, a public limited company incorporated under the laws of England and Wales (referred to herein as the “Company,” “we,” “us” and “our”), will be held on Monday, June 28, 2021, at 1:00 p.m. London time (8:00 a.m. Eastern Daylight Time), at our principal executive offices, located at Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT, United Kingdom, for transaction of the following business:

Ordinary resolutions

1.	To re-elect as a director Kevin Lee, who retires in accordance with the Articles of Association.
2.	To re-elect as a director Jose Carlos Gutierrez-Ramos, who retires in accordance with the Articles of Association.
3.	To ratify the appointment of PricewaterhouseCoopers LLP, a limited liability partnership organized under the laws of England, as our U.S. independent registered public accounting firm for the year ending December 31, 2021.
4.	To re-appoint PricewaterhouseCoopers LLP, a limited liability partnership organized under the laws of England, as our U.K. statutory auditors, to hold office until the conclusion of the next annual general meeting of shareholders.
5.	To authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration for the year ending December 31, 2021.
6.	To receive and adopt our U.K. statutory annual accounts and reports for the year ended December 31, 2020 (the “2020 U.K. Annual Report”).
7.	To approve the directors’ remuneration report for the year ended December 31, 2020 (excluding the directors’ remuneration policy set out on pages A-3 to A-15 of the directors’ remuneration report), which is set forth as Annex A to the attached proxy statement.
8.	To authorize the Board of Directors, generally and unconditionally for the purpose of section 551 of the U.K. Companies Act 2006 (the “Companies Act”) to allot shares in the Company or to grant rights to subscribe for or to convert any security into shares in the Company (“Rights”) up to a maximum aggregate nominal amount of £250,000.00. This authority shall expire (unless previously renewed, varied or revoked) on June 27, 2026, but the Company may at any time before the expiration of this authority make an offer or agreement which would or might require shares to be allotted, or Rights to be granted, pursuant to this authority after its expiration, and the Board of Directors may allot shares or grant Rights in pursuance of that offer or agreement as if the authority conferred by this resolution had not expired. The authority granted by this resolution shall replace all existing authorities to allot any shares of the Company and to grant Rights previously granted pursuant to section 551 of the Companies Act, but without prejudice to any allotment of shares or grant of Rights already made or agreed or offered to be made pursuant to such authorities.

Special resolution

9.	Subject to the passing of Resolution 8, to empower the Board of Directors generally pursuant to section 570(1) and section 573 of the Companies Act to allot equity securities (as defined in section 560 of the Companies Act) for cash pursuant to the general authority conferred on them by Resolution 8 as if section 561(1) of the Companies Act did not apply to that allotment. This power:

(a) shall be limited to the allotment of equity securities up to a maximum aggregate nominal amount of £250,000.00;

(b) expires (unless previously renewed, varied or revoked) on June 27, 2026, but the Company may at any time before the expiration of this authority make an offer or agreement which would or might require equity securities to be allotted after that expiry and the Board of Directors may allot equity securities pursuant to any of those offers or agreements as if this power had not expired; and

(c) applies in relation to a sale of shares which is an allotment of equity securities by virtue of section 560(3) of the Companies Act as if in the first paragraph of this resolution the words “pursuant to the general authority conferred on them by Resolution 8” were omitted.

For the purposes of this resolution, references to the allotment of equity securities shall be interpreted in accordance with section 560 of the Companies Act.

This resolution replaces all unexercised powers previously granted to the Board of Directors to allot equity securities as if section 561 of the Companies Act did not apply, but shall be without prejudice to any allotment of equity securities already made or agreed or agreed to be made pursuant to such authorities.

Please refer to the attached proxy statement for detailed information on each of the resolutions. We encourage you to read the attached proxy statement in its entirety before voting. Our Board of Directors has approved each resolution and recommends that shareholders entitled to vote at the AGM vote in favor of each of the resolutions.

Proposals 1 through 8 will be proposed as ordinary resolutions and under English law, assuming that a quorum is present, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Proposal 9 will be proposed as a special resolution and under English law, assuming that a quorum is present, a special resolution is passed if it is approved by holders representing at least 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.

Voting on all resolutions at the AGM will be conducted by way of a poll, rather than a show of hands.

The result of the shareholder votes on the ordinary resolutions in proposals 6 and 7 will not require our Board of Directors or any committee thereof to take any action. Our Board of Directors values the opinions of our shareholders as expressed through such votes and will carefully consider the outcome of the votes these proposals.

Only those ordinary shareholders of record as of 6:00 p.m. London time (1:00 p.m. Eastern Daylight Time) on Thursday, June 24, 2021 will be entitled to attend, speak and vote at the AGM. Ordinary shareholders attending the AGM will have the right to ask questions at the AGM in accordance with the Companies Act.

Your vote is important, regardless of the number of shares you own. To make sure your shares are represented at the AGM, please vote as soon as possible. Holders of ordinary shares entitled to attend and vote at the AGM are entitled to appoint a proxy (or, if they hold more than one ordinary share, proxies) to exercise all or any of their rights to attend, speak and vote. Such proxy need not be one of our shareholders of record. Holders of our ordinary shares may vote by proxy either over the Internet or by returning a form of proxy in the envelope provided by no later than 1:00 p.m. London time (8:00 a.m. Eastern Daylight Time) on June 24, 2021. In addition, institutional investors may be able to appoint a proxy electronically via the Proxymity platform. You may revoke your proxy in the manner described in the accompanying proxy statement. Holders of our American Depositary Shares may vote by following the voting instructions accompanying this proxy statement.

The results of the polls taken on the resolutions at the AGM and any other information required by the Companies Act will be made available on our website (https://investors.bicycletherapeutics.com) as soon as reasonably practicable following the AGM and for the required period thereafter. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

There are currently restrictions on movements and gatherings in the United Kingdom imposed by the U.K. government in response to the ongoing COVID-19 pandemic. The U.K. government has indicated in its “roadmap” published in February 2021 that these restrictions may be removed by the time of our AGM. However, this remains subject to a review of the data closer to the time.

We are closely monitoring the situation, including U.K. government guidance, and will continue to do so in the lead up to the AGM. Currently, assuming that the restrictions are removed in line with the U.K. government’s roadmap, ordinary shareholders will be permitted to attend the AGM in person should they wish to do so. However, in order to ensure the health and safety of shareholders and our staff, shareholders should note that the AGM will focus only on those matters required by law and regulation. Shareholders should carefully consider whether or not it is appropriate to attend the AGM in person this year, even if these restrictions have been removed.

The situation may change significantly between now and the date of the AGM and shareholders should note that further changes may need to be put in place at short notice in relation to the AGM this year. In particular, it may become necessary to change the date, time or location of the AGM, or to change the arrangements for the AGM such that no shareholders are permitted to attend (other than those company representatives necessary to form a quorum). As such, the Board encourages all shareholders to submit their votes on the matters to be considered at the AGM by proxy as early as possible.

If such a change is made, we will: announce the change in advance; issue, where possible and if applicable, an updated notice of the date, time and place of the re-arranged AGM; and provide such details and information on how to participate by press release posted on our website and filed as additional proxy materials, as well as, in accordance with our articles of association, by publication in at least two national newspapers published in the United Kingdom.

BY ORDER OF THE BOARD	REGISTERED OFFICE

Jim Sutcliffe Company Secretary April , 2021	Building 900 Babraham Research Campus, Babraham, Cambridgeshire CB22 3AT, United Kingdom
REGISTERED DETAILS

Registered in England and Wales No 11036004

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on June 28, 2021

The Notice of 2021 Annual General Meeting, the proxy statement, the Annual Report on Form 10-K, the 2020 U.K. Annual Report and form of proxy and a letter to holders of our ordinary shares seeking their agreement to the supply of documents and information by the Company in electronic form or via a website (collectively, the “Proxy Materials”) are available in the Investors section of our website at https://investors.bicycletherapeutics.com. Information included on our website, other than the Proxy Materials, is not part of our proxy soliciting materials.

BICYCLE THERAPEUTICS PLC

Building 900 Babraham Research Campus,

Babraham, Cambridge, CB22 3AT, United Kingdom

(Incorporated and Registered in England and Wales with Registered Company No. 11036004)

PROXY STATEMENT

FOR THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 28, 2021

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We have sent you this proxy statement and the enclosed form of proxy because the Board of Directors (the “Board”) of Bicycle Therapeutics plc is soliciting your proxy to vote at our annual general meeting of shareholders (the “AGM”). As used in this proxy statement, references to “we,” “us,” “our” and the “Company” refer to Bicycle Therapeutics plc.

We intend to mail the Notice of 2021 Annual General Meeting, this proxy statement and the form of proxy to our ordinary shareholders of record for the first time on or about April 30, 2021. In this mailing, we are also including a letter to holders of our ordinary shares seeking their agreement to the supply of documents and information by the Company in electronic form or via a website (the “Shareholder Electronic Communications Letter”), our U.K. statutory annual accounts and reports for the year ended December 31, 2020 (“2020 U.K. Annual Report”) and our annual report on Form 10-K for the year ended December 31, 2020 (the “Annual Report on Form 10-K,” and collectively with the Notice of 2021 Annual General Meeting, this proxy statement, the Shareholder Electronic Communications Letter, the 2020 U.K. Annual Report and the form of proxy, “Proxy Materials”).

While this proxy statement is being sent to our ordinary shareholders of record, this document will also be sent to holders of American Depositary Shares (“ADSs”) for the first time on or about April 30, 2021 and contains information relevant to holders of ADSs. In addition, we have provided brokers, dealers, bankers, and their nominees, at our expense, with copies of the Proxy Materials so that our record holders can supply these materials to the beneficial owners of our ordinary shares.

When is the AGM?

The meeting will be held on Monday, June 28, 2021, at 1:00 p.m. London time (8:00 a.m. Eastern Daylight time), at our principal executive offices, located at Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT, United Kingdom.

What are the arrangements for the AGM given the current COVID-19 pandemic?

There are currently restrictions on movements and gatherings in the United Kingdom imposed by the U.K. government in response to the ongoing COVID-19 pandemic. The U.K. government has indicated in its “roadmap” that these restrictions may be removed by the time of our AGM. However, this remains subject to a review of the data closer to the time.

We are closely monitoring the situation, including U.K. government guidance, and will continue to do so in the lead up to the AGM. Currently, assuming that the restrictions are removed in line with the U.K. government’s roadmap, ordinary shareholders will be permitted to attend the AGM in person should they wish to do so. However, in order to ensure the health and safety of shareholders and our staff, shareholders should note that the AGM will focus only on those matters required by law and regulation. Shareholders should carefully consider whether or not it is appropriate to attend the AGM in person this year, even if these restrictions have been removed.

The situation may change significantly between now and the date of the AGM and shareholders should note that further changes may need to be put in place at short notice in relation to the AGM this year. In particular, it may become necessary to change the date, time or location of the AGM, or to change the arrangements for the AGM such that no shareholders are permitted to attend (other than those company representatives necessary to form a quorum). As such, the Board encourages all shareholders to submit their votes on the matters to be considered at the AGM by proxy as early as possible.

If such a change is made, we will: announce the change in advance; issue, where possible and if applicable, an updated notice of the date, time and place of the re-arranged AGM; and provide such details and information on how to participate by press release posted on our website and filed as additional proxy materials, as well as, in accordance with our articles of association, by publication in at least two national newspapers published in the United Kingdom.

Why am I receiving these materials?

We have sent you the Proxy Materials because you are an ordinary shareholder of record and our Board is soliciting your proxy to vote at the AGM, including at any adjournments or postponements thereof. You do not need to attend the AGM to vote your shares.

You may vote by proxy over the Internet or by mail, and your vote will be cast on your behalf at the AGM. In addition, if you are an institutional investor, you may also be able to appoint a proxy electronically via the Proxymity platform. To submit your proxy, simply follow the instructions in this proxy statement. All proxies, however submitted, must be lodged with our registrar, Computershare Investor Services PLC (“Computershare”), by no later than 1:00 p.m. London time (8:00 a.m. Eastern Daylight Time) on Thursday, June 24, 2021.

Materials for ADS holders of record, including this proxy statement, the Annual Report on Form 10-K, the 2020 U.K. Annual Report and an ADS proxy card, will be mailed on or about April 30, 2021 to all ADS holders, including banks, brokers and nominees, who are registered as holders of ADSs in the ADS register by 5:00 p.m. Eastern Daylight Time on April 23, 2021 (the record date for ADS holders).

Who can vote at the AGM?

Ordinary shareholders of record

Only ordinary shareholders of record registered in the register of members at 6:00 p.m. London time (1:00 p.m. Eastern Daylight Time) on Thursday, June 24, 2021 will be entitled to vote at the AGM. As of April 8, 2021 (being the last practicable date before the circulation of this proxy statement), there were 24,026,326 ordinary shares issued and outstanding and entitled to vote. As an ordinary shareholder of record, you may vote (a) at the AGM, assuming that ordinary shareholders are allowed to attend the AGM or (b) by proxy. We urge you to vote by proxy over the Internet or by mail or, if applicable, via the Proxymity platform, as instructed below to ensure your vote is counted. Please note that if the COVID-19 situation and applicable regulations and guidance at the time of the AGM changes from what is currently expected, you may not be permitted to attend and vote at the AGM.

If, on or prior to June 24, 2021, you sell or transfer our ordinary shares that you currently hold, your form of proxy can no longer be used and if submitted (whether before or after you sell or transfer your ordinary shares) will be treated as invalid. Please pass this document to the person who arranged the sale or transfer for delivery to the purchaser or transferee. The purchaser or transferee should contact Jim Sutcliffe, Company Secretary, to request a new form of proxy for their use.

Beneficial owners of ordinary shares which are registered in the name of a broker, bank or other agent

If, on April 23, 2021, your ordinary shares were held in an account at a brokerage firm, bank or other similar organization and you are the beneficial owner of shares, these Proxy Materials should be forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the AGM. You are encouraged to provide voting instructions to your broker or other agent so that they may submit a proxy.

Holders of American Depositary Shares

If you or your brokerage firm, bank or nominee is registered as a holder of ADSs in the ADS register at 5:00 p.m. Eastern Daylight Time on Friday, April 23, 2021 (the record date for ADS holders), you are entitled to exercise your vote as a holder of an interest in our capital represented by ADSs. If you hold ADSs through a brokerage firm, bank or nominee on April 23, 2021, the materials for ADS holders, including the ADS proxy card, will be sent to that organization. The organization holding your account is considered the ADS holder of record. Please reach out to that organization to provide your voting instructions.

Please note that ADS proxy cards submitted by ADS holders must be received by the depositary, Citibank, N.A., no later than 10:00 a.m. Eastern Daylight Time on Wednesday, June 23, 2021. Citibank, N.A. will collate all votes properly submitted by ADS holders and submit a vote on behalf of all ADS holders.

What are the differences between ADS holders and ordinary shareholders?

Citibank, N.A., as depositary, executes and delivers ADSs on our behalf. We are requesting the depositary, which holds the ordinary shares underlying the ADSs, to seek ADS holders’ instructions as to voting for the AGM. As a result, ADS holders may instruct the depositary to vote the ordinary shares underlying their ADSs.

Because we have asked the depositary to seek the instructions of ADS holders, the depositary will notify ADS holders of the upcoming vote and arrange to deliver the Proxy Materials to them. The depositary then tries, as far as practicable, to vote the ordinary shares as our ADS holders instruct. The depositary does not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot guarantee that ADS holders will receive this proxy statement and the other proxy materials from the depositary in time to permit them to instruct the depositary to vote their shares. In addition, there may be other circumstances in which ADS holders may not be able to exercise voting rights. Furthermore, ADS holders can exercise their right to vote the ordinary shares underlying their ADSs by exchanging their ADSs for ordinary shares. However, even though we are subject to U.S.

domestic issuer proxy rules and our shareholder meetings are announced via press release and filed with the SEC, ADS holders may not know about the meeting early enough to exchange their ADSs for ordinary shares.

ADS holders are not required to be treated as holders of ordinary shares and do not have the rights of holders of ordinary shares.

What is the difference between a shareholder of record and a beneficial owner?

These terms describe how your ordinary shares are held. If your ordinary shares are registered directly in our register of members maintained by Computershare, our registrar, you are a shareholder of record and the Proxy Materials are being sent directly to you. If your ordinary shares are held in the name of a broker, bank, or other nominee, you are a beneficial owner of the shares held by your broker, bank or other nominee and the Proxy Materials are being made available or forwarded to you by your broker, bank, or other nominee, who is treated as the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your ordinary shares by following the instructions on the voting instructions provided to you by such broker, bank or other nominee.

What are the requirements to approve each of the proposals?

You may cast your vote for or against proposals 1 through 9 or abstain from voting your shares on one or more of these proposals.

Proposals 1 through 8 will be proposed as ordinary resolutions. Under English law, assuming that a quorum is present, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who are entitled to vote and vote on the resolution.

Proposal 9 will be proposed as a special resolution. Under English law, assuming that a quorum is present, a special resolution is passed if it is approved by holders representing at least 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.

The result of the shareholder votes on the ordinary resolutions in proposals 6 and 7 regarding receipt and adoption of the 2020 U.K. Annual Report and approval of the directors’ remuneration report for the year ended December 31, 2020 will not require our Board or any committee thereof to take any action. Our Board value the opinions of our shareholders as expressed through such votes and will carefully consider the outcome of the votes on these proposals.

What are the voting recommendations of our Board regarding the election of directors and other proposals?

The following table summarizes the items that will be brought for a vote of our shareholders at the AGM, along with the Board’s voting recommendations.

Proposal	Description of Proposal	Board’s Recommendation
1	To re-elect Kevin Lee as a director.	FOR
2	To re-elect Jose Carlos Gutierrez-Ramos as a director.	FOR
3

To ratify the appointment of PricewaterhouseCoopers LLP, a limited liability partnership organized under the laws of England, as our U.S. independent registered public accounting firm for the year ending December 31, 2021.

FOR
4

To re-appoint PricewaterhouseCoopers LLP, a limited liability partnership organized under the laws of England, as our U.K. statutory auditors, to hold office until the conclusion of the next annual general meeting of shareholders.

FOR
5	To authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration for the year ending December 31, 2021.	FOR
6	To receive and adopt our U.K. statutory annual accounts and reports for the year ended December 31, 2020.	FOR
7	To approve the directors’ remuneration report for the year ended December 31, 2020 (excluding the directors’ remuneration policy), which is set forth in Annex A to this proxy statement.	FOR
8	To authorize the Board of Directors to allot shares or to grant rights to subscribe for or convert any security into shares up to a maximum aggregate nominal amount of £250,000.00.	FOR
9

To empower the Board of Directors to allot equity securities for cash up to a maximum aggregate nominal amount of £250,000.00 pursuant to the authorization in Resolution 8 as if U.K. statutory pre-emption rights did not apply.

FOR

What constitutes a quorum?

For the purposes of the AGM, a quorum will be present if two members entitled to vote are present in person or represented by proxy or, in the case of a member which is a corporation, represented by a duly authorized officer, at the AGM. If there is no quorum, the AGM will stand adjourned to another day (not being less than 10 clear days after the date of the original meeting), and at such time and place or places, with such means of attendance and participation as the chairperson (or, in default, the Board) may determine. If at such adjourned meeting, a quorum is not present within 15 minutes from the time appointed for the holding of the meeting, one person entitled to vote on the business to be transacted, being a member or a proxy or a duly authorized representative of a corporation which is a member, shall be a quorum and any notice of an adjourned meeting shall state this.

How do I vote my shares?

You may vote “For” or “Against” or abstain from voting on the applicable proposal. The procedures for voting are as follows:

Ordinary shareholders of record

If you are an ordinary “shareholder of record,” you may vote (a) at the AGM assuming that ordinary shareholders are allowed to attend the AGM or (b) by proxy. We urge you to vote by proxy over the Internet or by mail or, if applicable, via the Proxymity platform, as instructed below to ensure your vote is counted. Assuming that ordinary shareholders are allowed to attend the AGM, you may still attend the AGM and vote in person during the AGM even if you have already voted by proxy.

You may appoint more than one proxy in relation to the AGM (provided that each proxy is appointed to exercise the rights attached to a different ordinary share(s)). To appoint more than one proxy, you should contact our registrar, Computershare. Such proxy need not be a shareholder of record but must attend the AGM to represent you for your vote to be counted. Please note, however, that if you do not appoint the Chairman of the AGM as your proxy, in the event that ordinary shareholders are not permitted to attend the AGM in person, your proxy will not be permitted to attend the AGM and vote on your behalf. We therefore urge all shareholders to appoint the Chairman of the AGM as their proxy.

You may vote using one of the following methods:

●	To vote on the Internet, go to www.investorcentre.co.uk/eproxy to appoint a proxy electronically (see instructions on form of proxy).
●	To vote by mail, simply complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided.
●	If you are an institutional investor, you may also be able to appoint a proxy electronically via the Proxymity platform, a process to which we have agreed and which has been approved by Computershare, our registrar. For further information regarding Proxymity, please go to www.proxymity.io. Before you can appoint a proxy via this process, you will need to have agreed to Proxymity’s associated terms and conditions. It is important that you read these carefully as you will be bound by them and they will govern the electronic appointment of your proxy via the Proxymity platform.
●	Assuming that ordinary shareholders are allowed to attend the AGM, to vote in person, come to the AGM and we will give you a poll card when you arrive.

All proxies (however submitted) must be lodged with Computershare, our registrar, by no later than 1:00 p.m. London time (8:00 a.m. Eastern Daylight Time) on June 24, 2021.

If you properly give instructions as to your proxy appointment by executing and returning a form of proxy, or by submitting your proxy online, and your proxy appointment is not subsequently revoked, your shares will be voted in accordance with your instructions.

Beneficial owners of ordinary shares which are registered in the name of a broker, bank or other agent

If your ordinary shares are held in an account at a brokerage firm, bank or similar organization, you should follow directions provided by your broker, bank or other nominee.

Holders of American Depositary Shares

If you are a holder of ADSs, you should follow the directions on the ADS proxy card you received.

Please note that ADS proxy cards submitted by ADS holders must be received by Citibank, N.A. no later than 10:00 a.m. Eastern Daylight Time on Wednesday, June 23, 2021. Citibank, N.A. will collate all votes properly submitted by ADS holders and submit a vote on behalf of all ADS holders.

Holders of ADSs are not entitled to attend and vote at the AGM in person.

How will my ordinary shares or ADSs be voted if I do not specify how they should be voted?

If you sign and send your form of proxy but do not indicate how you want your ordinary shares to be voted, your shares may be voted by the person that you appoint as your proxy as he or she sees fit or such person may abstain in relation to any business of the AGM. As a reminder, we urge all shareholders to appoint the Chairman of the AGM as your proxy as, in the event that ordinary shareholders are not permitted to attend the AGM in person, any other proxy you appoint will not be permitted to attend the AGM and vote on your behalf.

If a holder of ADSs does not submit an ADS proxy card to Citibank, N.A. by the deadline specified, the ADS holder shall be deemed to have instructed Citibank, N.A. to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by his or her ADSs (provided that no such discretionary proxy shall be given if we inform Citibank, N.A. that we do not want such proxy to be given, substantial opposition exists or the rights of ADS holders may be adversely affected). If the enclosed ADS proxy card is signed but is missing voting instructions, Citibank, N.A. will deem the ADS holder to have instructed it to vote in favor of the proposals. If the enclosed ADS proxy card is improperly completed, Citibank, N.A. will not vote the ADSs to which such ADS proxy card relates; in particular, if more than one voting box is marked for any proposal, the ADS holder shall be deemed to have directed Citibank, N.A. to abstain on the proposal concerned.

Can I change my vote or revoke a proxy?

An ordinary shareholder of record can revoke his, her or its proxy before 1:00 p.m. London time (8:00 a.m. Eastern Daylight Time) on June 24, 2021 (the deadline for submission of proxies) in one of the following ways:

●	entering a new vote over the Internet;
●	submitting another signed form of proxy bearing a later date;
●	if you are an institutional investor that has appointed a proxy electronically through Proxymity, by entering a new voting instruction via your voting platform;
●	notifying our Company Secretary in writing that you are revoking your proxy. Your revocation must be received at our registered office before 1:00 p.m. London time (8:00 a.m. Eastern Daylight Time) on June 24, 2021 to be effective; or
●	assuming that ordinary shareholders are allowed to attend the AGM, an ordinary shareholder of record may change his or her vote by voting in person at the AGM.

If your ordinary shares are held in an account at a brokerage firm, bank or similar organization, you may change or revoke your voting instructions by contacting the broker, bank or other nominee holding the shares. See also “What if I plan to attend the Meeting?”

If you hold ADSs, directly or through a broker, bank or other nominee, you must follow the instructions provided by Citibank, N.A. or such broker, bank or other nominee if you wish to change your vote. The last instructions you submit prior to the deadline indicated by Citibank, N.A. or the broker, bank or other nominee, as applicable, will be used to instruct Citibank, N.A. how to vote your ADSs.

Who counts the votes?

Computershare has been engaged as our independent agent to tabulate shareholder votes. If you are an ordinary shareholder of record, you can return your executed form of proxy to Computershare for tabulation or appoint submit your proxy electronically over the Internet at www.investorcentre.co.uk/eproxy (see instructions on form of proxy).

If you hold your ordinary shares through a broker, your broker will return the form of proxy to Computershare or directly submit your proxy to Computershare online.

If you are a holder of record of ADSs, you can return your executed ADS proxy card to Citibank, N.A. for tabulation. If you hold your ADSs through a broker, bank or other organization, that organization can return the ADS proxy card to Citibank, N.A. following your instruction. Citibank, N.A. will submit your votes to Computershare for tabulation.

How are votes counted?

Voting on all resolutions at the AGM will be conducted by way of a poll, rather than a show of hands. Votes will be counted by Computershare, who will separately count “For,” “Against” and abstentions.

What is an “abstention” and how would it affect the vote?

An abstention is not a vote in law and will not be counted in the calculation of the proportion of the votes for or against a particular resolution.

How many votes do I have?

On each matter to be voted upon, each ordinary shareholder of record present in person at the AGM or having submitted a proxy as set out in this proxy statement, or being a corporation present at the AGM by a duly authorized representative, has one vote for each ordinary share held as of June 24, 2021.

On each matter to be voted upon, each holder of ADSs has one vote for each ADS held as of April 23, 2021.

What about joint holders?

In the case of joint holders of record of an ordinary share, the vote of the senior who tenders the vote (whether in person or by proxy) will be accepted to the exclusion of the votes of any other joint holders. For these purposes, seniority shall be determined by the order in which the names stand in our relevant register of members of the company (as the case may be) in respect of the joint holding (with the first named being the most senior).

What if I plan to attend the Meeting?

Assuming that shareholders are permitted to attend the AGM, attendance at the AGM will be limited to ordinary shareholders of record as of 6:00 p.m. London time (1:00 p.m. Eastern Daylight Time) on Thursday, June 24, 2021. In order to obtain admittance to the AGM each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. If your ordinary shares are held through brokerage accounts or by a bank or other nominee, you may be able to attend at the discretion of the Chairman. Any corporation which is an ordinary shareholder of record may by resolution of its directors authorize one or more persons to act as its representative(s) at the AGM and the person(s) so authorized shall (on production of a certified copy of such resolution at the AGM) be entitled to exercise these same powers on behalf of the corporation as the corporation could exercise if it were one of our individual shareholders.

Holders of ADSs are not entitled to attend and vote at the AGM in person in any event.

How do you solicit proxies?

We will solicit proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, internet and personal solicitation by our directors, officers or other employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies at a solicitation fee of $15,000, plus related reasonable out-of-pocket expenses. We also reimburse Citibank, N.A. for their expenses in sending materials, including ADS proxy cards, to ADS holders of record.

What do I do if I receive more than one set of Proxy Materials?

If you hold ordinary shares in more than one account, you will receive Proxy Materials for each account. To ensure that all of your shares are voted, please sign, date and return all forms of proxy received. Please be sure to vote all of your shares.

If you hold ADSs in your own name registered on the books of the Depositary, you are considered the registered holder of the ADSs and will receive the Proxy Materials from the Depositary. If you hold ADSs through a broker, bank or other nominee, you are considered the beneficial owner of the ADSs and you will receive the Proxy Materials from your broker, bank or other nominee.

Will there be any other business conducted at the Meeting?

Subject to any shareholder proposals submitted in accordance with section 338 of the U.K. Companies Act 2006 (the “Companies Act”) (as summarized below), no matters other than proposals 1 through 9 may be presented at the AGM. We have not been notified of, and our Board is not aware of, any other matters to be presented for action at the AGM.

Under section 338 of the Companies Act, shareholders meeting the threshold requirement in that section may require us to give to our shareholders entitled to receive this notice of the AGM notice of a resolution which may properly be moved and is intended to be moved at the AGM unless (i) it would, if passed, be ineffective whether by reason of inconsistency with any enactment or our constitution or otherwise, (ii) it is defamatory of any person or (iii) it is frivolous or vexatious. Such a request may be in hard copy form or in electronic form, must identify the resolution of which notice is to be given, must be authorized by the person or persons making it and must be received by us not later than Monday, May 17, 2021, the date six weeks before the AGM.

What is Computershare’s role?

Computershare is our registrar. All communications concerning ordinary shareholder of record accounts, including address changes, name changes, ordinary share transfer requirements and similar issues can be handled by contacting Computershare at tel: +44 (0) 370 703 0031 or by writing to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS99 6ZZ, England.

Communications concerning ADS holder of record accounts can be handled by contacting Citibank, N.A.—ADR Shareholder Services at +1-877- 248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email at citibank@shareholders-online.com or at Citibank Shareholder Services, P.O. Box 43077, Providence, RI 02940-3077.

How can I find out the results of the voting at the Meeting?

Voting results will be announced by the filing of a current report on Form 8-K within four business days after the AGM. If final voting results are unavailable at that time, we will file an amended current report on Form 8-K within four business days of the day the final results are available.

Who do I contact regarding my ADS holdings?

If you are an ADS holder of record and have queries about how to deliver voting instructions, please contact Citibank, N.A.—ADR Shareholder Services by telephone at +1-877-248-4237 (toll free within the United States) or +1-781-575-4555 (for international callers) or by email at citibank@shareholders-online.com or at Citibank Shareholder Services, P.O. Box 43077, Providence, RI 02940-3077. If you hold your ADSs through a custodian, broker or other agent, you should refer to the contact information provided by your agent.

What do I do if I have additional questions?

If you have any further questions about voting or attending the AGM, please call Jim Sutcliffe, Company Secretary, by email at jim.sutcliffe@bicycletx.com.com or by telephone at +44 (0)1223 261515.

Directions to AGM

Directions to the AGM, which is to be held at our principal executive offices, located at Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT, United Kingdom, are available at: https://investors.bicycletherapeutics.com. Information included on our website, other than the Proxy Materials, is not part of our proxy soliciting materials.

RE-ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors. Our Articles of Association divides our Board into three classes, Class I, Class II and Class III, each of which will consist, as nearly as possible, of one-third of the total number of directors constituting our entire board and which will serve staggered three-year terms.

●	Class II directors: Kate Bingham, Kevin Lee and Jose Carlos Gutierrez-Ramos, whose current terms will expire at the 2021 annual general meeting of shareholders;
●	Class III directors: Richard Kender and Pierre Legault, whose current terms will expire at the 2022 annual general meeting of shareholders;
●	Class I directors: Janice Bourque, Veronica Jordan and Sir Greg Winter, whose current terms will expire in the 2023 annual general meeting of shareholders.

Under our Articles of Association, at the second annual general meeting following our listing on The Nasdaq Stock Exchange (“Nasdaq”), each director in Class II will retire from office but will be eligible for re-appointment by ordinary resolution at such annual general meeting and, in each case, where such director is so re-appointed, they will be entitled to serve until the third anniversary of such annual general meeting, at which point such director shall retire from office but shall be eligible for reappointment. Kate Bingham has notified our Board that she does not wish to seek re-appointment at the AGM, and Ms. Bingham will therefore retire from the Board at the close of the AGM.

Acting upon the recommendation of our Nominating and Governance Committee, and in light of Ms. Bingham’s intended retirement from our Board, our Board nominated Kevin Lee and Jose-Carlos Gutierrez-Ramos for re-election as Class II directors and no other nominees for directors have been presented. If elected, the nominees will hold office from the date of re-election until the 2024 annual general meeting of shareholders, which is the third anniversary of the AGM, and until his or her successor is elected and has been qualified, or until his or her earlier death, resignation or removal. It is anticipated that following the AGM, following Ms. Bingham’s retirement and if both of Dr. Lee and Dr. Gutierrez-Ramos are re-elected, the Board will be comprised of seven directors.

In connection with proposals 1 and 2, we set forth the biographical information for the nominees to our Board. For biographical information for the other directors, see the section of this proxy statement titled Board of Directors and Corporate Governance.

PROPOSAL 1—RE-ELECTION OF KEVIN LEE TO THE BOARD OF DIRECTORS

Dr. Kevin Lee is currently a member of our Board and has been nominated for re election as a director. If re elected, he will hold office from the date of his re-election until the third anniversary of the AGM occurring in 2024, where he must retire by rotation and offer himself for re election, or until his earlier death, resignation or removal. Dr. Lee has agreed to serve if re elected, and we have no reason to believe that he will be unable to serve.

Dr. Lee has served as our Chief Executive Officer and a member of our Board since September 2015. From April 2012 to September 2015, Dr. Lee served as Senior Vice President and Chief Scientific Officer of the Rare Disease Research Unit at Pfizer Inc., a pharmaceutical company. From November 2004 to April 2012, Dr. Lee worked at GlaxoSmithKline plc, where in addition to leading the formation of multiple strategic commercial and academic partnerships, he led epigenetics research and was responsible for the creation of the EpiNova Discovery Performance Unit. Before joining GlaxoSmithKline, Dr. Lee was a lecturer at Warwick University Medical School and founded Cambridge Biotechnology Ltd, which specialized in developing small molecule and peptide therapeutics for inflammation and metabolic diseases before its trade sale to Biovitrum in 2005 and Neurosolutions (now Oncosil Medical Ltd ASX). Dr. Lee received a BPharm from Nottingham University and a Ph.D. in pharmacology from Cambridge University. Dr. Lee has an MBA from Warwick Business School and currently serves as a non-executive director for Nodthera Ltd, a position he has held since October 2018, as a director at Wilbraham Consulting Ltd., a position he has held since December 2017 and as a director at Mestag Therapeutics Ltd, a position he has held since September 2020. We believe that Dr. Lee is qualified to serve on our Board based on his extensive leadership, executive, managerial, business and pharmaceutical and biotechnology company experience, along with his years of industry experience in the development and commercialization of pharmaceutical products.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION

OF KEVIN LEE TO THE BOARD OF DIRECTORS AS A CLASS II DIRECTOR

PROPOSAL 2—RE-ELECTION OF JOSE-CARLOS GUTIERREZ-RAMOS TO THE BOARD OF DIRECTORS

Dr. Jose-Carlos Gutierrez-Ramos, Ph.D., has served as a director since March 2021, and has been nominated for re election as a director. If re elected, he will hold office from the date of his re election until the third anniversary of the AGM occurring in 2024, where he must retire by rotation and offer himself for re election, or until his earlier death, resignation or removal. Dr. Gutierrez-Ramos has agreed to serve if re elected, and we have no reason to believe that he will be unable to serve.

Since January 2021, Dr. Gutierrez-Ramos has served as the Chief Science Officer at Danaher Corporation, a publicly traded science and technology company. Prior to that, Dr. Gutierrez‑Ramos was the Global Head of Global Drug Discovery at AbbVie, Inc., a publicly traded biopharmaceutical company, from February 2020 to January 2021. From June 2018 to February 2020, he was the chief executive officer and president of Repertoire Immune Medicine Inc., a biotechnology company. From 2015 to May 2018, he served as chief executive officer and president of Synlogic, Inc., a biotechnology company. Earlier in his career, Dr. Gutierrez‑Ramos held positions at Pfizer Inc., GlaxoSmithKline plc, and Millennium Pharmaceuticals, Inc. Dr. Gutierrez‑Ramos has served on the board of directors of Momenta Pharmaceuticals since March 2016. Dr. Gutierrez‑Ramos received a B.S. from Universidad Complutense de Madrid and his Ph.D. in immunochemistry from the Universidad Autonoma de Madrid. We believe that Dr. Gutierrez-Ramos is qualified to serve on our Board based on his executive experience at pharmaceutical and biotechnology companies, as well as his prior experience with our company based on his service on our Scientific Advisory Board from 2017 to 2019.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION

OF DR. JOSE-CARLOS GUTIERREZ-RAMOS TO THE BOARD OF DIRECTORS AS A CLASS II DIRECTOR

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2021

PROPOSAL 4—RE-APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR U.K. STATUTORY AUDITORS, TO HOLD OFFICE UNTIL THE CONCLUSION

OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS

PROPOSAL 5—AUTHORIZATION FOR THE AUDIT COMMITTEE TO DETERMINE THE

U.K. STATUTORY AUDITORS’ REMUNERATION FOR THE YEAR ENDING DECEMBER 31, 2021

The Audit Committee is responsible for the selection, appointment and negotiation of the remuneration of our U.S. independent registered public accounting firm and our U.K. statutory auditors. The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP, a limited liability partnership organized under the laws of England (“PwC”) as our U.S. independent registered public accounting firm for our fiscal year ending December 31, 2021 and the re-appointment of PwC as our U.K. statutory auditors until the conclusion of our 2022 annual general meeting of shareholders. In proposals 3 and 4, we are asking our shareholders to ratify the selection of PwC as our U.S. independent registered public accounting firm and to re-appoint PwC as our U.K. statutory auditors.

Our organizational documents do not require that the shareholders ratify the selection of PwC as our U.S. independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. Even if the selection of PwC is ratified, the Audit Committee in its discretion may direct the appointment of a different U.S. independent registered public accounting firm at any time during the year if our Audit Committee determines to make such a change. In the event our shareholders fail to ratify the selection of PwC, our Audit Committee will consider whether to select other auditors for the year ending December 31, 2021.

In accordance with the Companies Act, our U.K. statutory auditors must be re-appointed at each meeting at which the annual report and accounts are presented to our shareholders. If this proposal is not approved by our shareholders at the AGM, our Audit Committee may appoint auditors to fill the vacancy.

PwC has served as our or our predecessor’s independent registered public accounting firm since 2010, which includes periods before we become subject to SEC reporting requirements. In addition, PwC has served as our or our predecessor’s U.K. statutory auditors since 2010. We expect representatives of PwC to be in attendance at the AGM, to make a statement if they so desire, and to be available to respond to appropriate questions.

In accordance with the Companies Act, the remuneration of our U.K. statutory auditors must be fixed in a general meeting of shareholders or in such manner as may be determined in a general meeting of shareholders. In proposal 5, we are asking our shareholders to authorize the Audit Committee to determine the remuneration of PwC as our U.K. statutory auditors for the year ending December 31, 2021.

Independent Registered Public Accounting Firm Fees

The table below sets forth a summary of the fees billed to us by PwC for professional services rendered for the years ended December 31, 2020 and December 31, 2019. All such audit and audit-related services were pre-approved by the Audit Committee.

	Fiscal Year Ended
	2020	2019
Audit Fees(1)	$1,068,000	$1,721,000
Audit‑related fees	—	—
Tax fees	—	—
All other fees	—	—
Total Fees	$1,068,000	$1,721,000

(1)	Audit fees include fees for the audit and quarterly reviews of our 2020 and 2019 consolidated financial statements, statutory audits, offering prospectuses, registration statement filings and issuance of consents.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit, review and attest services and permitted non-audit services rendered by PwC. The policy generally permits the Audit Committee to pre-approve, on an annual basis, specified services in the defined categories of audit services, audit-related services, tax services and other permitted non-audit services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the auditor or on an individual, explicit, case-by-case basis before the auditor is engaged to provide each service.

The Audit Committee has determined that the rendering of certain services other than audit services by PwC are compatible with maintaining the accounting firm’s independence.

The Audit Committee has delegated to its chairman the authority, from time to time, to pre-approve non-audit services not prohibited by law to be performed by our independent auditors and associated fees, provided that the estimated fees for such permitted non-audit services do not exceed specified thresholds and provided that the chairman shall report any decisions to pre-approve such non-audit services and fees to our full Audit Committee at its next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE:

●	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSE COOPERS LLP AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021
●	RE-APPOINTMENT OF PRICEWATERHOUSE COOPERS LLP AS OUR U.K. STATUTORY AUDITORS, TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS
●	AUTHORIZATION OF OUR AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS’ REMUNERATION FOR THE YEAR ENDING DECEMBER 31, 2021

PROPOSAL 6—RESOLUTION TO RECEIVE AND ADOPT OUR

2020 U.K. ANNUAL REPORT

In accordance with the Companies Act, our Board is required to present our 2020 U.K. Annual Report, which includes the audited portion of the directors’ annual report on remuneration, to the shareholders at the AGM. Assuming that shareholders are permitted to attend the AGM, we will provide our shareholders with an opportunity to raise questions in relation to the 2020 U.K. Annual Report at the AGM. In accordance with best practice, we are proposing an ordinary resolution to receive and adopt the 2020 U.K. Annual Report.

The 2020 U.K. Annual Report may be found in the AGM section of our website at https://investors.bicycletherapeutics.com.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION

TO RECEIVE AND ADOPT OUR 2020 U.K. ANNUAL REPORT

PROPOSAL 7—APPROVAL OF OUR U.K. STATUTORY DIRECTORS’ ANNUAL REPORT ON REMUNERATION

The Companies Act requires that our directors’ remuneration report, as set forth as Annex A to this proxy statement and on pages 28 to 44 of the 2020 U.K. Annual Report, be subject to an annual advisory vote. Accordingly, we are asking shareholders to approve, on an advisory basis, the directors’ remuneration report (other than the directors’ remuneration policy set out on pages A-3 to A-15).

Our Board considers that appropriate remuneration of directors plays a vital part in helping to achieve our overall objectives. We encourage shareholders to read the directors’ remuneration report. Our Board and the Compensation Committee believe that the policies and procedures as articulated in the directors’ remuneration report are effective and that as a result of these policies and procedures we have and will continue to have high-quality directors. Our U.K. statutory auditors, PwC, have audited those parts of the directors’ remuneration report that are required to be audited. Our Board has approved and signed the report in accordance with English law.

This vote is advisory and non-binding and the directors’ entitlement to receive remuneration is not conditional on it. Payments made or promised to directors will not have to be repaid, reduced or withheld in the event that the resolution is not passed. Although non-binding, our Board and Compensation Committee will review and consider the voting results when making future decisions regarding our director remuneration program. Following the AGM, and as required under English law, the directors’ annual report on remuneration will be delivered to the U.K. Registrar of Companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF OUR U.K. STATUTORY

DIRECTORS’ ANNUAL REPORT ON REMUNERATION SET FORTH IN ANNEX A

BACKGROUND TO PROPOSALS 8 AND 9

Introduction

As a matter of English law, directors of an English public company must have specific authority from shareholders to allot shares in the company or to grant rights to subscribe for or to convert any security into shares in the company (other than pursuant to employee equity plans). In addition, when the directors of an English public company allot equity securities (being ordinary shares or rights to subscribe for, or to convert any securities into, ordinary shares) for cash, the company must first offer those equity securities on the same or more favorable terms to existing shareholders of the company on a pro rata basis (commonly referred to as the statutory pre-emption right) unless this statutory pre-emption right is disapplied, or opted-out of, by approval of the shareholders.

At the time of our initial public offering in 2019, our shareholders approved the allotment by our directors of up to 15 million ordinary shares and disapplied the statutory pre-emption right in respect of such allotments, in each case for a period of up to five years. In this proxy statement, we refer to the share allotment authority and pre-emption disapplication collectively as the “share issuance authorities.”

Since our initial public offering in 2019, these share issuance authorities have kept us on an equal footing with our peer companies who are incorporated and listed in the U.S. However, following the issue of ordinary shares underlying ADSs in our initial public offering and subsequently, including under our at-the-market (“ATM”) program in 2020 and 2021, the remaining number of ordinary shares under our share issuance authorities is now less than 4 million and we are therefore seeking approval from our shareholders of a renewal of our share issuance authorities.

Proposals 8 and 9, which we refer to as our Share Issuance Proposals, ask our shareholders to approve, for a period of up to five years, the allotment of up to 25 million ordinary shares on a non pre-emptive basis. We are and will continue to be subject to all of the shareholder approval and other requirements that arise from our ordinary shares being listed exclusively on the Nasdaq Global Select Market and our being considered a U.S. domestic reporting company under SEC rules, and our Board will also continue to focus on and satisfy its duties to our shareholders with respect to share issuances.

Many of our peer companies are listed and incorporated in the United States, and are not subject to similar share issuance restrictions. We are asking you to approve our Share Issuance Proposals to allow us to continue to execute on our business and growth strategy in a timely manner.

Rationale for Seeking Renewal of Current Share Issuance Authorities

Ability to execute on our business and growth strategy without competitive disadvantage

The renewal of our share issuance authorities is fundamental to the way we intend to advance our business and increase shareholder value. Our strategy to maximize the value of our novel technology and pipeline requires us to devote significant financial resources to research and development activities, including preclinical studies and clinical trials, which to date have principally been funded through equity offerings, including our initial public offering in 2019 and our ATM program. Not having the flexibility to undertake equity offerings when and in such manner as our Board considers in the best interests of shareholders could put us at a distinct disadvantage vis-à-vis many of our peer companies that are listed and incorporated in the United States and are not subject to similar share issuance restrictions.

Likewise, the requirement to first offer shares that we propose to issue for cash to all of our existing shareholders in time-consuming pro-rata rights offerings would considerably reduce the speed at which we could complete capital-raising activities undertaken in furtherance of our growth strategy, would increase our costs and otherwise might make it difficult for us to complete such transactions, and could put us at a distinct disadvantage vis-à-vis many of our peers.

We do not believe that limitations derived from U.K. market practice should apply to Bicycle

While not required by English law, it is market practice for companies whose shares are listed on the premium segment of the London Stock Exchange to seek authorities at their annual general meeting each year which comply with U.K. institutional investor guidelines applicable to such companies. Companies with shares listed on the standard segment of the London Stock Exchange or on the London Stock Exchange’s AIM market are encouraged to follow the guidelines. These guidelines require the authority to allot shares to be sought annually and to be limited to up to two-thirds of the existing issued share capital, with any amount in excess of one-third of existing issued shares to be used for a fully pre-emptive rights offering only. In addition, the issue of shares for cash on a non-pre-emptive basis is limited to no more than 5% of the existing issued share capital in any one year and an additional up to 5% that can be used only in connection with an acquisition or specified capital investment. These guidelines are set out in the Investment Association’s Share Capital Management Guidelines and the Pre-Emption Group’s Statement of Principles, respectively.

While these limitations in size and duration on the share issuance authorities are part of the corporate governance framework applicable to companies whose share capital is listed on the London Stock Exchange (regardless of whether such companies are incorporated in the United Kingdom or elsewhere), our ordinary shares are not, and never have been, listed on the London Stock Exchange, and we are not subject to London Stock Exchange share listing rules or governed by the corporate governance standards applicable to companies whose share capital is listed on the London Stock Exchange.

As an English company, we are committed to complying with English law. We are legally required to seek shareholder approval to renew our share issuance authorities because we are incorporated in England and Wales. However, the U.S. capital markets are the sole capital markets for our ordinary shares and our securities are listed solely on the Nasdaq Global Select Market. As such, we believe that our shareholders expect us to, and we are committed to, follow customary U.S. capital markets practices, U.S. corporate governance standards, the rules and regulations of the SEC and the Nasdaq rules and listing standards. We also believe that applying the standards and market practices of a market where our securities are not listed is inappropriate and is simply not in the best interests of our company or our shareholders, especially in circumstances where we are committed to complying with the governance rules and practices of the actual capital market for our ordinary shares—the Nasdaq Global Select Market—which provides its own separate restrictions on share issuances for the protection of shareholders.

Further, we believe that these U.K. market limitations would leave us disadvantaged as compared with our U.S. incorporated and exchange-listed peers. Companies that are incorporated and listed in the United States are not generally required to—and do not—seek shareholder approval to renew their authority to allot and issue shares, and the dis-application of the statutory pre-emption right is not otherwise required for many companies with which we compete. In this regard, companies who are incorporated and publicly-traded in the United States generally do not grant all existing shareholders pre-emptive rights on new issuances of shares.

To be clear, shareholder approval of our Share Issuance Proposals would not mean that we would have no limits on future share issuances. To the contrary, we are considered to be a U.S. domestic reporting company under SEC rules and are subject to the same governance and share issuance requirements as all other U.S.-incorporated companies listed on Nasdaq. For example, Nasdaq rules generally require shareholder approval prior to our issuing shares in connection with acquisitions, other than in public offerings for cash, when the number of shares to be issued is or will be equal to or in excess of 20% of the number of our ordinary shares outstanding before the issuance. With limited exceptions, we must also seek shareholder approval of our equity compensation plans, including material revisions of such plans.

We understand that certain proxy advisory firms apply their U.K. voting guidelines in formulating their voting recommendations on share issuance authorities proposals for U.S.-listed U.K. incorporated companies, meaning that they have applied or otherwise taken into account the market practice for companies whose share capital is listed on the London Stock Exchange in formulating their voting recommendations on share issuance authorities proposals for U.K. incorporated companies, even if their shares are not listed on the London Stock Exchange (or any other U.K. exchange). For all of the reasons stated above, we respectfully disagree with this approach.

We also understand that some U.K. incorporated companies that are listed solely on U.S. stock exchanges have followed the market practice for companies whose share capital is listed on the London Stock Exchange with respect to their own share issuance authorities proposals. However, those companies may have business and growth strategies that differ from ours or may have different approaches for creating shareholder value.

In summary, because the Share Issuance Proposals are fully compliant with English corporate law, consistent with U.S. capital markets practice and governance standards, and, if approved, will keep us on an equal footing with our peer companies who are incorporated and listed in the United States, we believe it is necessary to seek the broad authority to issue new shares on a non-pre-emptive basis as is contemplated by the Share Issuance Proposals.

Summary

The Share Issuance Proposals, if approved, will maintain the status quo, allowing our Board continued flexibility to issue shares, subject to the shareholder approval and other requirements of Nasdaq and the SEC. The renewal of the share issuance authorities, as proposed:

●	Will not exempt us from any Nasdaq corporate governance or other requirements, including those limiting the issuance of shares.

●	Will keep us on an equal footing with our peer companies who are incorporated and listed in the U.S., while also fully complying with English law.

●	Is fully consistent with U.S. capital markets practice and governance standards.

For the above reasons, our Board strongly recommends that you vote “FOR” both of the Share Issuance Proposals.

PROPOSAL 8— AUTHORIZATION OF ALLOTMENT OF SHARES

The directors of an English public limited company must have specific authority from shareholders to allot shares in the company or to grant rights to subscribe for or to convert any security into shares in the company.

At the time of the Company’s initial public offering in 2019, our shareholders authorized the allotment by our directors of up to 15 million ordinary shares, for a period of up to five years. Following the issue of ordinary shares underlying ADSs in our initial public offering and subsequently, including under our ATM program in 2020 and 2021, the remaining number of ordinary shares under such authority is now less than 4 million.

We are asking for your approval to renew the directors’ authority to allot shares for an additional five-year period to expire in June 2026 in respect of shares with an aggregate nominal value of £250,000.00 (equal to 25 million ordinary shares of £0.01 each). Your approval of this Proposal 8 will provide our Board with continued flexibility to issue ordinary shares up to such maximum number, subject to the shareholder approval and other requirements of Nasdaq and the SEC. The renewed authority would apply to the issuance of shares, employee and director equity awards (save to the extent that they are granted under “employee share schemes” and therefore exempt from this requirement) and other securities convertible into or exercisable or exchangeable for our shares.

Renewal of this authority would not exempt us from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations, and our Board will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to share issuances.

If shareholders do not approval this Proposal 8, the existing authorization granted at the time of the Company’s initial public offering in 2019 will continue to apply until May 2024 or until such time as it has been fully utilized. However, given that the number of ordinary shares under such authority is now less than 4 million, our Board may be constrained in its ability to fund the development of our business through further equity offerings in the medium to longer term.

Please refer to background discussion of Proposals 8 and 9 beginning on page 17 of this proxy statement for additional information regarding this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 8

PROPOSAL 9— DISAPPLICATION OF PRE-EMPTION RIGHTS

When the directors of an English public company allot equity securities (being ordinary shares or rights to subscribe for, or to convert any securities into, ordinary shares) for cash, the company must first offer those equity securities on the same or more favorable terms to existing shareholders of the company on a pro rata basis (commonly referred to as the statutory pre-emption right) unless this statutory pre-emption right is disapplied, or opted-out of, by approval of the shareholders.

At the time of our initial public offering in 2019, our shareholders disapplied the statutory pre-emption right in respect of allotments by our directors of up to 15 million ordinary shares, for a period of up to five years. Following the issue of ordinary shares underlying ADSs in our initial public offering and subsequently, including under our ATM program in 2020 and 2021, the remaining number of ordinary shares subject to such disapplication is now less than 4 million.

We are asking for your approval to renew the pre-emption disapplication for an additional five-year period to expire in June 2026 in respect of shares with an aggregate nominal value of £250,000.00 (equal to 25 million ordinary shares of £0.01 each). Your approval of this Proposal 9 will provide our Board with continued flexibility to issue ordinary shares for cash or grant rights to subscribe for, or convert any security into, ordinary shares for cash on a non-pre-emptive basis up to such maximum number.

Renewal of this authority would not exempt us from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations, and our Board will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to share issuances.

If shareholders do not approval this Proposal 9, the existing pre-emption disapplication granted at the time of the Company’s initial public offering in 2019 will continue to apply until May 2024 or until such time as it has been fully utilized. However, ordinary shares issued for cash after such time would have to first be offered to existing shareholders of the Company pro rata to their existing shareholdings before those shares could be issued to any new shareholders. This limitation on our ability to issue shares for cash could put us at a distinct disadvantage vis-à-vis many of our peers who are not subject to such requirements, and would increase our costs and otherwise might make it difficult for us to complete equity capital raisings that our Board considers to be in the best interests of our shareholders. Please note that the requirement to offer shares to pre-existing shareholders does not apply where such shares are issued for non-cash consideration or pursuant to employee share schemes.

Please refer to background discussion of Proposals 8 and 9 beginning on page 17 of this proxy statement for additional information regarding this proposal.

The approval of this Proposal 9 is conditional on the approval of Proposal 8 because English law requires that a pre-emption disapplication be given in respect of a particular authorization (general or specific) to allot shares. Proposal 9 will therefore not be passed unless Proposal 8 is also approved, notwithstanding that shareholders may have voted to approve Proposal 9. As required under English law, Proposal 9 is a special resolution that requires the affirmative vote of at least 75% of the votes cast in person or by proxy at the AGM in order to be approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 9

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Our nominees for re-election as directors at the AGM are both currently serving as members of our Board. Information about each such nominee is set forth in the proposals 1 and 2 and is incorporated into this section by reference. Set forth below is a list of our directors and their ages as of the date of this proxy statement.

Name	Age	Position
Pierre Legault, MBA, CA, CPA	60	Director and Non‑Executive Chairman
Kevin Lee, Ph.D., MBA	52	Chief Executive Officer and Executive Director
Kate Bingham, MBA(1)	55	Non‑Executive Director
Janice Bourque, MBA	64	Non‑Executive Director
Jose-Carlos Gutierrez-Ramos, Ph.D.	58	Non‑Executive Director
Veronica Jordan, Ph.D.	70	Non‑Executive Director
Richard Kender, MBA	65	Non‑Executive Director
Sir Greg Winter, FRS	70	Non‑Executive Director

(1)	Ms. Bingham will be retiring from the Board at the AGM.

Biographical information for those directors who are not standing for re-election at the AGM and who will remain seated following the AGM, including each such individual’s principal occupation, business experience and education, and an explanation of the qualifications, skills and experiences that we believe are relevant to such individual’s service on our Board, are set forth below. Dr. Lee’s and Dr. Gutierrez-Ramos’ biographies are set forth above in Proposals 1 and 2, respectively. Ms. Bingham, who is currently a Class II director, will not stand for re-election at the AGM.

Pierre Legault, MBA, CA, CPA has served as our chairman and a member of our Board since March 2019. Mr. Legault has served on the board of directors of Urovant Sciences Ltd. as lead director since July 2018, has served on the board of directors of Poxel SA since January 2016 and has been chairman of such board since March 2016, has served on the board of directors and as chairman of the board of Artios Pharma Limited since February 2018, and has served as a director of Syndax Pharmaceuticals, Inc. since January 2017. Mr. Legault has also previously served as a member of the boards of directors at Clementia Pharmaceuticals Inc., Forest Laboratories, Inc., Tobira Therapeutics, Inc., NPS Pharmaceuticals, Inc., Regado Biosciences, Inc., ARMO Biosciences, Inc., Iroko Pharmaceuticals LLC, Cyclacel Pharmaceuticals Inc., Eckerd Pharmacy and NephroGenex, Inc., where he also served as the Chairman and Chief Executive Officer from 2012 to 2016. From 2010 to 2012, Mr. Legault served as the Chief Executive Officer of Prosidion Ltd., a subsidiary of Astellas Pharma Inc., and from 2009 to 2010, he served as the Chief Financial Officer and Treasurer of OSI Pharmaceuticals, Inc. Mr. Legault also previously served as the Chief Executive Officer of Eckerd Pharmacy and Chief Administrative Officer of the Rite Aid Corporation. Between 1989 and 2005, Mr. Legault held various global roles such as President, Chief Executive Officer and Chief Financial Officer at legacy companies of the Sanofi-Aventis group. Mr. Legault earned a B.B.A. in Business & International Finance from HEC Montreal, an MBA. in Marketing from McGill University and holds C.A. and C.P.A. diplomas. He also studied at Harvard Business School in their Graduate Executive MBA program. We believe that Mr. Legault’s is qualified to serve on our Board based on his experience leading and managing a number of biopharmaceutical companies.

Janice Bourque, MBA has served as a member of our Board since July 2019. Ms. Bourque is a Managing Director in Hercules Capital's life sciences group and has more than 25 years of life science experience and a focus on emerging growth stage companies. Previously, Ms. Bourque has consulted for Commons Capital, served as Senior Vice President and Group Head Life Sciences at Comerica Bank and was President and Chief Executive Officer of the Massachusetts Biotechnology Council. Ms. Bourque currently serves on the board of directors of Poxel, SA and the Village Bank. Ms. Bourque has also served on the board of directors of the MIT Koch Institute for Integrative Cancer Research. She holds a B.S. in veterinary science and an MBA in finance and accounting from the University of New Hampshire. We believe that Ms. Bourque is qualified to serve on our Board based on her extensive experience as a senior executive and board member in the life sciences sector.

Veronica Jordan, Ph.D. has served as a member of our Board since October 2019. Dr. Jordan has been a corporate director for more than 15 years, with extensive experience in the biopharmaceutical industry, and has been an advisor to companies developing novel healthcare products. Since 2007, Dr. Jordan has served as an independent consultant to healthcare companies and contract research organizations and as Managing Director of Golden Seeds, an angel investor network. She was previously CEO and President of Medelle Corporation, a private medical device company, and held various executive roles at PAREXEL International during her 14 years on the company's management team. Dr. Jordan has been a member of the board of directors of Aspira Women's Health, Inc. (formerly Vermillion, Inc.) since 2014. From 2006 to 2016, she was a member of the board of directors of Albany Molecular Research, Inc. Dr. Jordan earned a B.A. in biochemistry from Cambridge University and a Ph.D. in biochemistry and cell biology from Oxford University. We believe that Dr. Jordan is qualified to serve on our Board based on her extensive experience across diverse corporate functions, including clinical operations, business development, and corporate governance.

Richard Kender has served as a member of our Board since July 2019. Mr. Kender had an extensive career in the pharmaceutical industry, most recently serving as Senior Vice President of Business Development and Corporate Licensing at Merck & Co., Inc. from 2000 until his retirement in 2013. During his career at Merck, Mr. Kender was greatly influential across Business Development, Licensing and in finance roles that supported the domestic and international research, commercial and manufacturing divisions. Mr. Kender currently serves on the board of directors and Audit Committee of Seres Therapeutics and on the board of directors and Audit Committee of Poxel SA. Mr. Kender earned his B.S. in accounting from Villanova University and his MBA from Fairleigh Dickinson University. We believe Mr. Kender is qualified to serve on our Board because of his extensive business experience in the pharmaceutical industry and his financial expertise.

Sir Greg Winter, FRS is our Co-Founder and has served on of our Board since our inception. Sir Greg was a member of staff of the Medical Research Council Laboratory of Molecular Biology (LMB) in Cambridge, U.K. from 1981 to 2012, serving as both Deputy and Acting Director. He is currently a Fellow of Trinity College, Cambridge and was previously a Master of Trinity College, Cambridge from October 2012 to June 2019. Sir Greg also serves as a consultant to biotechnology companies. Sir Greg is a Fellow of the Royal Society and was knighted in 2004 for services to science. In 2018, Sir Greg was awarded a Nobel Prize in Chemistry for his work in developing phage display for the directed evolution of antibodies and peptides to produce new medicines. He has been the Acting Chairman of Biosceptre International Limited from 2016 to 2018. Sir Greg was a founder and non-Executive Director of Cambridge Antibody Technology and Domantis. We believe that Sir Greg is qualified to serve on our Board based on his extensive research experience, knowledge of antibody medicines and academic achievements, combined with his experience in the biotechnology industry.

Corporate Governance

Board Independence

As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the Board has affirmatively determined that all of our directors, other than Kevin Lee, Pierre Legault and Sir Greg Winter, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us.

Board Leadership Structure

The leadership structure of our Board separates the positions of Chief Executive Officer and Chairman of the Board in order to ensure independent leadership of the Board. Our Board believes that this separation is appropriate for us at this time because it allows for a division of responsibilities, with our Chief Executive Officer focused on leading our company while the Chairman can focus on leading the Board in overseeing management, and for a sharing of ideas between individuals having different perspectives. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of our company and its shareholders.

Role of the Board in Risk Oversight

Our Board believes that risk management is an important part of establishing, updating and executing on our business strategy. Our Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect our corporate strategy, business objectives, compliance, operations, financial condition and performance. Our Board focuses its oversight on the most significant risks facing our company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board and its committees receive regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on our company.

Our audit committee, as part of its responsibilities, oversees the management of financial risks, including accounting matters, liquidity and credit risks, corporate tax positions, insurance coverage, and cash investment strategy and results. Our audit committee is also responsible for overseeing the management of risks relating to the performance of our internal audit function, if required, and our independent registered public accounting firm, as well as our systems of internal controls and disclosure controls and procedures and risks related to data privacy and cybersecurity. Additionally, pursuant to its charter, the audit committee may retain, as necessary, subject matter experts and advisers to assist in its oversight of risk management within our company. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. Our nominating and corporate governance committee oversees the management of risks associated with our overall compliance and corporate governance practices and the independence and composition of our Board. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Meetings of the Board

Our Board held 5 meetings during the fiscal year ended December 31, 2020. Each of the incumbent directors attended at least 80% of the total of the meetings of the Board and the meetings of the committees of the Board on which he or she served during the fiscal year ended December 31, 2020 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). It is our policy to encourage our directors to attend the AGM. However, in light of the health risks posed by the continuing global COVID-19 pandemic and continuing restrictions on global travel, we do not expect a majority of the members of the Board to attend the AGM this year.

As required under applicable Nasdaq listing standards, in fiscal 2020, our independent directors met two times in regularly scheduled executive sessions at which only independent directors were present.

Committees of our Board of Directors

Our Board has established a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following table provides membership and meeting information for each committee for the year ended December 31, 2020:

Nominating
and
Corporate
Name	Audit	Compensation	Governance
Kate Bingham, MBA†	X		X
Janice Bourque, MBA	X	X	Chair
Veronica Jordan, Ph.D.		Chair
Richard Kender, MBA†	Chair	X
Total meetings in 2020	7	5	4

†	Financial Expert

Kate Bingham has notified our Board that she does not wish to seek re-appointment at the AGM, and Ms. Bingham will therefore retire from the Board at the close of the AGM. Acting upon the recommendation of our Nominating and Governance Committee, and in light of Ms. Bingham’s intended retirement from our Board, our Board has appointed Dr. Jose-Carlos Gutierrez-Ramos to serve on the Nominating and Corporate Governance Committee commencing after the AGM, assuming his re-election as a director, and Veronica Jordan to serve on the Audit Committee commencing after the AGM.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to our company. Each of the committees operates pursuant to a written charter and each committee reviews and assesses the adequacy of its charter and submits its charter to the Board for approval. The charters are available on our website at https://investors.bicycletherapeutics.com.

Audit Committee

Our Audit Committee is currently composed of Kate Bingham, Janice Bourque and Richard Kender, with Mr. Kender serving as chair of the committee. Our Board has determined that each member of our audit committee is financially literate and that each of Ms. Bingham and Mr. Kender is an “audit committee financial expert” within the meaning of SEC regulations and the applicable Nasdaq listing standards. The Audit Committee held seven meetings during 2020.

The Audit Committee’s responsibilities include:

●	appointing, determining the compensation for, retaining and overseeing our independent registered public accounting firm;
●	evaluating the performance of our independent registered public accounting firm and assessing such auditors’ qualifications and independence;
●	determining and approving engagements of our independent registered public accounting firm, prior to commencement of such engagements, to perform all proposed audit, review and attest services and non-audit services;
●	reviewing with management and the independent registered public accounting firm the results of the annual audit, the auditors’ views about qualitative aspects of our significant account practices, the reasonableness of any significant judgments and estimates, all misstatements identified during the audit, the adequacy of disclosures in the financial statements, and any other matters required to be communicated to the Audit Committee under applicable standards;
●	reviewing and discussing with management and the independent registered public accounting firm our financial statements and related disclosures and certifications in connection with our annual and quarterly financial statements and overseeing the preparation and review of our U.K. statutory accounts and U.K. annual report;
●	exercising general oversight over our information security and technology risks, including our information security and related risk management programs, and reviewing management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and rules, as well as our Code of Business Conduct and Ethics;
●	conferring with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting and establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; and
●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters and considering and approving or disapproving all related party transactions.

AUDIT COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with the U.S. independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the U.S. independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Audit Committee of the Board of Directors

Richard Kender, Chair

Janice Bourque

Kate Bingham

Compensation Committee

Our Compensation Committee is currently composed of Janice Bourque, Veronica Jordan and Richard Kender, with Dr. Jordan serving as chair of the committee. The Compensation Committee held five meetings during 2020.

The Compensation Committee’s responsibilities include:

●	reviewing, modifying (as needed) and approving, or reviewing and recommending to the Board for approval, as applicable, our overall compensation strategy and policies, including with respect to annual corporate goals and objectives related to the compensation of our Chief Executive Officer and other executive officers and senior management;
●	determining and approving, or reviewing and recommending to the Board for approval, the compensation and other terms of employment of our Chief Executive Officer and evaluating the performance of our Chief Executive Officer;
●	evaluating and approving, or recommending to the Board for approval, the achievement of individual performance goals and objectives of our other executive officers and senior management and determining all elements of the compensation and other terms of employment of these executive officers and other senior management;
●	reviewing and recommending to the Board the type and amount of compensation to be paid or awarded to non-employee Board members;
●	adopting, amending, terminating and otherwise administering our compensation and similar plans;
●	appointing, compensating and overseeing the work of any compensation consultant or other advisor retained by the Compensation Committee;
●	preparing any compensation committee report required by SEC rules or English law to be included in our annual proxy statement or U.K. annual report; and
●	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Kate Bingham and Janice Bourque, with Ms. Bourque serving as chair of the committee. The Nominating and Corporate Governance Committee held four meetings during 2020. The Nominating and Corporate Governance Committee’s responsibilities include:

●	identifying and evaluating candidates to serve on our Board consistent with criteria approved by the Board;
●	periodically reviewing, discussing, and assessing the performance of the Board, including Board committees;
●	overseeing the Board’s committee structure and operations and making recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairmen;
●	developing and recommending to the Board a set of corporate governance guidelines; and
●	developing and periodically reviewing the plans for succession of our executive officers and the Chairperson of the Board and considering the Board’s leadership structure.

Director Nomination Process

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee periodically determines the characteristics, skills and experience required to be a director and develops criteria to be considered in selecting nominees for director. The Board believes that candidates for director should have certain minimum qualifications, including: experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; high standards of personal and professional ethics and integrity; having sufficient time to devote to the affairs of our company; and a demonstrated history of actively contributing at board meetings if the nominee serves or has previously served on other boards. However, the Board retains the right to modify these qualifications from time to time. Candidates for director nominees are also reviewed in the context of the current composition of the Board, the operating requirements of our company and the long-term interests of shareholders. In conducting this assessment, the Board and the Nominating and Corporate Governance Committee typically consider diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and our company, to maintain a balance of knowledge, experience and capability. The Board also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to our company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee will take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis.

Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, using search firms or other advisors, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. We have no formal policy regarding board diversity.

Shareholder Recommendations and Nominees

It is the policy of our Board that the Nominating and Corporate Governance Committee consider both recommendations and nominations for candidates to the Board from shareholders so long as such recommendations and nominations comply with our Articles of Association and applicable laws, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by sending a written request to Bicycle Therapeutics plc, Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT, United Kingdom, Attn: Jim Sutcliffe, Corporate Secretary. The shareholder must also provide the shareholder’s name and address of record, a representation that the shareholder is a record holder of our securities (or, if not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act), the nominee’s name, age, business and residential addresses, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years, a description of the qualifications and background of the nominee which addresses the minimum qualifications and other criteria for Board membership approved by the Board; a description of all arrangements or understandings between the shareholder and the proposed director candidate, and consent of the nominee (i) to be named in the proxy statement relating to our annual meeting of shareholders and (ii) to serve as a director if elected at such annual meeting. Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the Nominating and Corporate Governance Committee.

In accordance with our Articles of Association, no person (other than a director retiring by rotation or otherwise) shall be elected or re-elected as a director at any general meeting unless: (a) he or she is recommended by the

Board; or (b) at least seven but not more than 42 clear days before the date appointed for the meeting we have received notice from a shareholder (other than the person proposed) entitled to vote at the meeting of their intention to propose a resolution for the election or re-election of that person, stating the particulars which would, if he or she were so elected or re-elected, be required to be included in our register of directors and a notice executed by that person of his or her willingness to be elected, or re-elected, is lodged at our registered office. Shareholders who desire to nominate persons directly for election to the Board of Directors at an annual general meeting of shareholders must meet the deadlines and other requirements to propose a resolution set forth under “Will there be any other business conducted at the Meeting?” and “Additional Information—Shareholder Proposals for 2022 Annual General Meeting.” Any vacancies on the Board occurring between our annual general meetings of shareholders may be filled by the Board.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics is available on our website at https://investors.bicycletherapeutics.com. We expect that any amendments to this code or any waivers of its requirements will be disclosed on our website.

Shareholder Communication with the Board

It is the policy of our Board to allow shareholders to communicate with its members. Communications may be addressed to the entire Board or to any individual director. All such communications will initially be received and processed by our Company Secretary. Spam, junk mail, advertisements and threatening, hostile, illegal and similar unsuitable communications will not be delivered to the Board. Shareholders can contact members of the Board by writing care of our Company Secretary at our registered office address.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and related footnotes set forth information with respect to the beneficial ownership of our ordinary shares, as of April 8, 2021, by:

●	each beneficial owner of more than 5% of our ordinary shares;
●	each of our named executive officers and directors; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 8, 2021 are considered outstanding. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person. Applicable percentage ownership is based on 24,026,326 ordinary shares outstanding as of April 8, 2021.

Unless otherwise indicated, the address for each of the shareholders listed in the table below is c/o Bicycle Therapeutics plc, Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT, United Kingdom.

	Beneficial Ownership
	Number	Percent
Beneficial Owner	of Shares	of Total
5% Stockholders
Entities affiliated with Tybourne Capital Management (HK) Limited(1)	1,957,961	8.1%
Entities affiliated with SV Life Sciences Fund V, L.P.(2)	1,915,274	8.0%
Entities affiliated with Glaxosmithkline plc(3)	1,894,831	7.9%
Ridgeback Capital Investments L.P.(4)	1,861,833	7.7%
Cambridge Innovation Capital (Jersey) Limited(5)	1,751,437	7.3%
Entities affiliated with Novartis AG(6)	1,641,146	6.8%
Janus Capital Group, Inc.(7)	1,439,395	6.0%
Point72 Asset Management L.P.(8)	1,437,576	6.0%
Named Executive Officers and Directors
Kevin Lee, Ph.D., MBA(9)	862,544	3.5%
Nigel Crockett, Ph.D.(10)	79,993	*
Lee Kalowski, MBA(11)	293,926	1.2%
Michael Skynner, Ph.D.(12)	243,021	1.0%
Dominic Smethurst, MA, MBChB, MRCP, MFPM(13)	—	*
Kate Bingham, MBA(14)	1,950,274	8.1%
Janice Bourque, MBA(15)	55,444	*
Jose-Carlos Gutierrez-Ramos, Ph.D.(16)	—	*
Veronica Jordan, Ph.D.(17)	52,777	*
Richard Kender, MBA(18)	55,444	*
Pierre Legault, MBA, CA, CPA(19)	260,553	1.1%
Sir Greg Winter, FRS(20)	198,927	*
All executive officers and directors as a group (13 persons)(21)	4,286,569	17.8%

*	Less than one percent.
(1)	The information shown is as of November 5, 2020 and is based upon a Schedule 13 D filed on November 12, 2020. Represents 1,957,961 ordinary shares held by Aquila Investments IV (“Aquila”). The ordinary shares are beneficially owned by Tybourne Capital Management (HK) Limited (“Tybourne HK”) in its capacity as investment advisor to Aquila and other private investment funds and accounts. Tybourne Capital Management Limited (“Tybourne Cayman”) is the parent of Tybourne HK. Tybourne Kesari Limited (“Tybourne Kesari”) is the parent of Tybourne Cayman. Viswanathan Krishnan is the principal and sole shareholder of Tybourne Kesari. Each of Tybourne HK, Tybourne Cayman, Tybourne Kesari and Mr. Krishnan disclaims beneficial ownership of the shares reported herein except to the extent of its pecuniary interest in such shares. The address of Aquila, Tybourne HK, Tybourne Cayman, Tybourne Kasari and Mr. Krishnan is c/o Tybourne Capital Management (HK) Limited, 30/F, AIA Central, 1 Connaught Road Central, Hong Kong, K3.
(2)	The information shown is as of May 28, 2019 and is based on a Schedule 13G filed on June 7, 2019. Represents 1,875,637 ordinary shares held by SV Life Sciences Fund V, L.P. (“SVLS V LP”) and 39,637 ordinary shares held by SV Life Sciences Fund V Strategic Partners, L.P. (“Strategic Partners” and together with SVLS V LP, the “SVLS Funds”). SV Life Sciences Fund V (GP), L.P., (“SVLS V GP”), the general partner of SVLS V LP, the general partner of SVLS V GP, may be deemed to beneficially own the Shares held by each of the SVLS Funds. Each of SVLS V GP and SVLSF V, LLC disclaims beneficial ownership of the ordinary shares held by the SVLS Funds except to the extent of any pecuniary interest therein. The investment committee of SVLS V, LLC controls voting and investment decisions over the ordinary shares held by the SVLS Funds by a majority vote. As such, no member of the investment committee of SVLS V, LLC may be deemed to have any beneficial ownership of the ordinary shares held by the Funds. Each of the SVLS Entities has shared voting and shared dispositive power with respect to all of the ordinary shares that such party beneficially owns. Voting and investment power over the ordinary shares beneficially owned by the SVLS Funds has been delegated to SVLS V GP. SVLS V GP has delegated voting and investment decisions to SVLSF V, LLC, which, in turn, has delegated such decisions to an investment committee. Kate Bingham is a member of our Board, a Managing Partner at SV Health Investors, and a member of the investment committee of SVLSF V LP. The principal business address of the SVLS Entities is c/o SV Health Investors, One Boston Place, 201 Washington Street, Suite 3900, Boston, MA 02108.
(3)	The information shown is as of November 5, 2020 and is based upon a Schedule 13D/A (Amendment No. 2) filed on December 7, 2020. Represents (i) 385,714 American Depositary Shares, representing 385,714 ordinary shares, and (ii) 1,509,117 ordinary shares held directly by GSK Investments, Limited, formally S.R. One, Limited, an indirect, wholly owned subsidiary of GlaxoSmithKline plc. GlaxoSmithKline plc has the sole power to vote or direct the vote, and the sole power to dispose or to direct the disposition, of all 1,894,831 ordinary shares. The address of GSK Investments, Limited and Glaxosmithkline plc is 980 Great West Road, Brentford, Middlesex TW8 9GS, England.
(4)	This information shown is as of December 31, 2020 and is based upon a Schedule 13G/A filed on February 16, 2021. Represents 1,861,833 American Depositary Shares, representing 1,861,833 ordinary shares owned by Ridgeback Capital Investments L.P.(“RCILP”). Ridgeback Capital Investments LLC (“RCI”) is the general partner of RCILP, and pursuant to an investment management agreement, Ridgeback Capital Management LLC (“RCM”), maintains investment and voting power with respect to the securities held or controlled by RCI. Wayne Holman, an individual, controls RCM. RCM and RCI may be deemed to own beneficially all of the securities held by RCILP. Each of RCM and RCI disclaim beneficial ownership of any of these securities, except to the extent of any pecuniary interest therein. The address of RCILP, RCM and RCI is 500 South Pointe Drive, Suite 220, Miami Beach, Florida 33139.
(5)	The information shown is as of May 22, 2019 and is based on a Schedule 13D filed on June 7, 2019. Represents ordinary shares held by Cambridge Innovation Capital (Jersey) Limited (“CIC Jersey”), which solely owned by Cambridge Innovation Capital plc (“CIC”). Each of CIC Jersey and CIC disclaims beneficial ownership of the ordinary shares except to the extent of its pecuniary interest in such shares. The address of CIC and CIC Jersey is Gaspé House, 66 72 Esplanade, St. Helier, Jersey, JE2 3QT.
(6)	The information shown is as of December 31, 2020 and is based upon a Schedule 13G filed on February 1, 2021. Represents 1,641,146 ordinary shares held by Novartis Bioventures Ltd.. As the indirect parent of Novartis Bioventures, Ltd., Novartis AG may be deemed to beneficially own these securities. The address of Novartis AG and Novartis Bioventures Ltd. is Lichtstrasse 35, 4056 Basel, Switzerland.
(7)	This information shown as of February 26, 2021 consists of 1,439,395 American Depositary Shares, representing 1,439,395 ordinary shares, purchased by Janus Capital Group, Inc. pursuant to our at-the-market offering program. The address of Janus Capital Group, Inc. is 430 W 7th Street Suite #219109, Kansas City, MO 64105.
(8)	This information shown as of December 31, 2020 and is based upon a Schedule 13G/A filed on February 16, 2021. Represents 1,437,576 American Depositary Shares, representing 1,437,576 ordinary shares, held by certain investment funds managed by Point72 Asset Management, L.P. (“Point72 Asset Management”). Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Steven A. Cohen controls each of Point72 Asset Management and Point72 Capital Advisors, Inc. Each of Point72 Asset Management, Point72 Capital Advisors, Inc. and Mr. Cohen may be deemed to beneficially own all of the securities held by certain of the investment funds managed by Point72 Asset Management. Each of Point72 Asset Management, Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any of the securities covered by this statement. The address of Point72 Asset Management, Point72 Capital Advisors, Inc. and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902.
(9)	Consists of 258,800 ordinary shares and 603,744 ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.
(10)	Consists of ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.

(11)	Consists of ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.
(12)	Consists of 41,123 ordinary shares and 201,898 ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.
(13)	Consists of ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.
(14)	Consists of ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.
(15)	Consists of ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.
(16)	Consists of ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.
(17)	Consists of ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.
(18)	Consists of ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.
(19)	Consists of ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.
(20)	Consists of 163,927 ordinary shares and 35,000 ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.

(21)	Consists of 2,407,445 ordinary shares and 1,903,962 ordinary shares issuable upon the exercise of share options exercisable within 60 days of April 8, 2021.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Transactions with Related Parties

We have adopted a written related party transactions policy that such transactions must be approved by our Audit Committee. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which the related person has a direct or indirect material interest. For purposes of this policy, a “related person” will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of any class of our voting securities, and their immediate family members.

In connection with the adoption of the policy, the Audit Committee pre-approved the following transactions that are not subject to further review by the Audit Committee. In connection with each regularly scheduled meeting of the Audit Committee, a summary of any new related person transactions deemed pre-approved (other than director and executive compensation arrangements) shall be provided to the Audit Committee for its review.

●	any compensation paid to a director or executive officer if such compensation (i) is required to be reported in our annual proxy statement or (ii) in the case of an executive officer who is not a family member of any other executive officer, would have been required to be reported in our annual proxy statement if the executive officer was a “named executive officer”;
●	any transaction with another company, other than an acquisition by us of that company, if the only relationship that the related person has with such company is as a non-executive employee, director or beneficial owner of less than 10% of such company’s shares, provided that the aggregate amount involved in such transaction does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues and that the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

●	any transaction in which the related person’s interest arises solely from beneficially owning our securities if all of our securityholders receive the same benefit on a pro rata basis (e.g., dividends); and
●	any transaction with an institutional investor who is a related person if such institutional investor is a related person solely because of its beneficial ownership of more than 5% of a class of our voting securities and does not take an active role in the management or direction of our business, provided that the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

For purposes of the policy, we refer to certain related-party transactions below in which (a) we were a participant, (b) the amount involved exceeded or will exceed $120,000 or, during such time as we qualify as a “smaller reporting company,” the lesser of (1) $120,000 or (2) 1% of the average of our total assets for the last two completed fiscal years, and (c) one or more related persons had a direct or indirect material interest. Transactions involving compensation for services provided to us by an employee, director, consultant or individual performing in a similar capacity by a related person are not covered by this policy.

Certain Related Party Transactions

Below are our related-party transactions since January 1, 2019 to which we were a party or will be a party, other than compensation, termination and change of control arrangements with our named executive officers and directors, which are described where required under the sections entitled “Director Remuneration” and “Executive Compensation.”

We believe that the terms obtained or the consideration that we paid or received, in each case as applicable, in connection with the transactions described below were comparable to the terms available or the amounts that we would pay or receive, in each case as applicable, in arm’s-length transactions with unrelated third parties.

Initial Public Offering

Certain of our shareholders who were then holders of greater than 5% of our share capital purchased our ordinary shares, in the form of ADSs, in our initial public offering. The following table summarizes the participation in our initial public offering by any of our directors, executive officers, holders of more than 5% of our share capital, or any member of the immediate family of the foregoing persons.

	Series B1	Aggregate
	Preferred	Purchase
Name	Shares	Price Paid
Entities associated with Vertex Global HC Fund I PTE. Ltd(1)	571,429	$8,000,006
SVLS(2)	385,715	$5,400,010
GSK Investments, Limited (formerly S.R. One, Limited)	385,714	$5,399,996
An entity affiliated with Tybourne Capital Management (HK) Limited	364,286	$5,100,004
Cambridge Innovation Capital (Jersey) Limited	314,286	$4,400,004
Entities associated with Atlas Venture Fund VIII LP(3)	285,714	$3,999,996
Novartis Bioventures Ltd	167,130	$2,339,820

(1)	Consists of shares held by Vertex Growth Fund I. At the time of our initial public offering, entities affiliated with this holder held, in the aggregate, more than 5% of our share capital.
(2)	Consists of (i) 377,732 held by SV Life Sciences Fund V, L.P. and (ii) 7,983 shares held by SV Life Sciences Fund V Strategic Partners L.P. At the time of our initial public offering, these entities held, in the aggregate, more than 5% of our share capital.
(3)	Consists of (i) 207,143 shares held by Atlas Venture Fund VIII, and (ii) 78,571 was purchased by Atlas Venture Opportunity Fund I, LP. At the time of our initial public offering, these entities held, in the aggregate, more than 5% of our share capital.

Consulting Agreement with 10X Capital, Inc.

In April 2016, we entered into a consulting agreement with 10X Capital, Inc., or 10X Capital, pursuant to which 10X Capital agreed to make available Stephen Hoffman to provide advisory services to us as requested by the board of directors or by our chief executive officer. In consideration for the provision of the advisory services, we paid 10X Capital a monthly fee of $8,250. We have served notice to terminate this agreement in accordance with its terms in conjunction with Mr. Hoffman’s departure from the board of directors in March 2019.

Consulting Agreement with Stone Sunny Isles, Inc.

In March 2019, we entered into a consultancy agreement with Stone Sunny Isles, Inc., or Stone Sunny Isles, pursuant to which Stone Sunny Isles has agreed to make available Pierre Legault to provide advisory services to us as requested by our Board of Directors or our chief executive officer. In consideration for the provision of the advisory services, we pay Stone Sunny Isles a monthly retainer of £10,416, which is billed in U.S. Dollars. Pierre Legault is the President, Treasurer and Director of Stone Sunny Isles.

Founder Royalty Arrangements

We have entered into two royalty agreements with our founders, including Sir Greg Winter (who is one of our directors), and our initial investors, Atlas Venture Fund VIII LP (which was a holder of more than 5% of our share capital) and Novartis Bioventures LTD (which was and is a holder of more than 5% of our share capital). Pursuant to the first royalty agreement, we are obligated to pay a royalty percentage in the low single digits on net sales arising from products licensed under our collaboration agreement with Oxurion. Pursuant to the second royalty agreement, we are obligated to pay a royalty percentage in the low single digits on net sales arising from products licensed under the AstraZeneca collaboration agreement.

Indemnification Agreements

Prior to the completion of our initial public offering in May 2019, we entered into deeds of indemnity with each of our directors and officers. Pursuant to these deeds of indemnity, we agreed, subject to limitations set forth in each agreement, to indemnify each director and executive officer to the fullest extent permitted by law against liabilities arising out of or in connection with any civil, criminal, administrative, investigative, regulatory, or other proceeding that relates to any acts or omissions alleged to have occurred while such director or executive officer was acting in such capacity. On November 6, 2019, the Audit Committee approved the entry by us into amended and restated deeds of indemnity with each of our directors and executive officers. The amendments to the prior forms of indemnity deeds were intended to make certain technical and non-substantive changes.

DIRECTOR REMUNERATION

Non-Employee Director Compensation Policy

We established our Non-Employee Director Compensation Policy at the time of our initial public offering in May 2019 in order to attract and retain non-employee directors who have the knowledge, skills and experience to serve as a member of our Board. Our non-employee directors are compensated through equity awards and the payment of cash fees, as described below. All equity awards granted in accordance with this policy shall be granted under our then-current equity incentive plan (or director equity incentive plan, if any). Directors who are employed by us will receive no additional compensation for their service as directors.

Equity Compensation

Following a non-employee director’s initial election to our Board, the Board or the Compensation Committee shall grant the non-employee director an option to purchase a specified number of ordinary shares (the “Initial Grant”) at the next scheduled meeting of the Board or the Compensation Committee, as applicable. The Initial Grant is an option to purchase 32,000 ordinary shares. Initial Grants will vest in equal tranches of 1/36th at the end of each calendar month following the date of grant, subject to continued service by the director as of such vesting date.

Our Non-Employee Director Compensation Policy also provides for an annual grant of options to be made to each non-employee director in connection with our annual general meeting of shareholders. In December 2020, our Board approved an amendment to our Non-Employee Director Compensation Policy to provide that, in January of each year, the Board or the Compensation Committee will grant to each non-employee director (other than the Chair) who has not announced an intention either to resign from the Board or not to stand for election at the next annual general meeting of shareholders, an option to purchase 19,000 ordinary shares, and the Chair will be granted an option to purchase 38,000 ordinary shares (each, an “Annual Grant”). Each of Mses. Bourque, Bingham and Jordan, Mr. Kender and Sir Gregory Winter received Annual Grants of options to purchase 19,000 ordinary shares, and Mr. Legault received an Annual Grant of an option to purchase 38,000 ordinary shares, in January 2021. If a new non-employee director joins our Board following the date of grant of the Annual Grant in any calendar year, such non-employee director will be granted a pro-rata portion of the next Annual Grant, based on the time between his or her appointment and the date of such Annual Grant. Annual Grants shall be vested in full as of the date of grant.

Cash Fees

Each non-employee director receives an annual cash fee for service on the Board and for service on each committee of which the director is a member. The chairs of the Board and of each committee receive higher fees for such service. The amounts of the fees payable to each non-employee director for service on the Board and for service on each committee of the Board on which the director is a member were set at the following amounts at the time of our initial public offering:

	Member	Chair
	Annual Fee	Annual Fee
Board of Directors	$40,000	£5,000
Audit Committee	$8,500	$20,000
Compensation Committee	$6,500	$14,000
Nominating and Corporate Governance Committee	$4,000	$8,000
Strategic Committee	$30,000	N/A

The fees owed to our directors for their Board and committee service are payable in arrears in 12 equal monthly installments, subject to deduction of applicable income tax or national insurance, which we are required by law to deduct, and any other statutory deductions, provided that (i) the amount of such payment shall be prorated for any portion of such month during which the director was not serving and (ii) no fee shall be payable in respect of any period prior to the date of our initial public offering. Non- employee director fees may be paid in GBP, USD, or a combination depending on the personal situation of each non- employee director. We also reimburse the reasonable expenses incurred by non-employee directors in connection with attendance at Board or committee meetings or other company-related activities upon submission of appropriate documentation.

Director Compensation

The following table sets forth information regarding the compensation earned for service on the Board by our non-employee directors during the year ended December 31, 2020. The compensation for Dr. Lee as an executive officer is set forth in the section of this proxy statement titled Executive Compensation—Summary Compensation Table. Dr. Gutierrez-Ramos was not a director in 2020 and joined our Board in March 2021.

	Fees Earned or		Option	All Other
	Paid in Cash		Awards	Compensation		Total
Name	($)		($)(2)(5)	($)(1)		($)
Michael Anstey, Dphil(3)	20,000	(1)	—	—		20,000
Kate Bingham, MBA	52,500	(1)	95,828	—		148,328
Janice Bourque, MBA	63,000		143,370	—		206,370
Bosun Hau, MBA(3)	20,000		—	—		20,000
Veronica Jordan, Ph.D.	54,000		95,828	—		149,828
Richard Kender, MBA	96,500		143,370	—		239,870
Pierre Legault, MBA, CA, CPA	36,863		191,657	161,136	(4)	389,656
Carolyn Ng, Ph.D.(3)	20,000		—	—		20,000
Sir Greg Winter, FRS	40,000	(1)	95,828	—		135,828

(1)	Paid in British pounds and converted at the following exchange rate: 1 GBP = $1.2765 USD.
(2)	The amounts reported in this column reflect the aggregate grant date fair value of the option awards granted to our directors as computed in accordance with ASC Topic 718. See Note 9 to our Consolidated Financial Statements in our Annual Report on Form 10-K for a discussion of assumptions made by us in determining the aggregate grant date fair value of our option awards. Note that the amounts reported in this column reflect the accounting cost for these options and do not reflect the actual economic value that may be realized by the directors upon the vesting of the options, the exercise of the options or the sale of the ordinary shares underlying such options.
(3)	Dr. Anstey, Mr. Hau and Dr. Ng resigned from the Board on June 30, 2020.
(4)	Amount represents fees paid pursuant to a consulting agreement between us and an entity affiliated with Mr. Legault in connection with services Mr. Legault provides to us. For additional information, see “Transactions with Related Persons—Certain Related Party Transactions—Consulting Agreement with Stone Sunny Isles, Inc.”
(5)	The following table provides information regarding the aggregate number of equity awards granted to our non-employee directors that were outstanding as of December 31, 2020:

Options
Outstanding
Name	(#)
Michael Anstey, DPhil	—
Kate Bingham, MBA	16,000
Janice Bourque, MBA	48,000
Bosun Hau, MBA(3)	—
Veronica Jordan, Ph.D.	48,000
Richard Kender, MBA	48,000
Pierre Legault, MBA, CA, CPA	367,139
Carolyn Ng, Ph.D.	—
Sir Greg Winter, FRS	179,927

Deeds of Indemnification

We entered into a deed of indemnity with each of our directors and executive officers to indemnify them against certain liabilities and expenses incurred by them in connection with claims made by reason of their being such a director or executive officer. In addition to such indemnification, we provide our directors and executive officers with directors’ and officers’ liability insurance.

Non-Executive Director Appointment Letters

We have entered into letters of appointment with each of our non-executive directors. These letters set forth the main terms on which each of our non-executive directors serve on our Board. Continued appointment under the letter is contingent on continued satisfactory performance as a member of the Board and as a member of a committee, if applicable, as well as being re-elected at the annual general meetings in accordance with our Articles of Association. Each appointment is normally terminable by either party on between one and three months’ written notice (or, in some cases, payment in lieu of notice), but may be terminated immediately in certain circumstances. Upon termination, the non-executive director is entitled to a pro-rata amount of the annual fee (if applicable) that is outstanding and payable up to the date of termination, and reimbursement in the normal way of any expenses properly incurred before that date.

EXECUTIVE OFFICERS OF THE COMPANY

Below is a list of our executive officers and their ages as of the date of this proxy statement. There are no family relationships between any of our executive officers, and there is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected.

Name	Age	Position
Kevin Lee, Ph.D., MBA	52	Chief Executive Officer and Director
Lee Kalowski, MBA	40	President and Chief Financial Officer
Nigel Crockett, Ph.D.	56	Chief Business Officer
Nicholas Keen, Ph.D.	53	Chief Scientific Officer
Michael Skynner, Ph.D.	52	Chief Operating Officer
Dominic Smethurst, MA, MBChB, MRCP, MFPM	47	Chief Medical Officer

Biographical information for Dr. Lee is included above with the director biographies under the section of this proxy statement titled Board of Directors and Corporate Governance.

Lee Kalowski, MBA has served as our Chief Financial Officer since July 2017 and as our President since January 2019. Prior to joining us, from September 2014 until September 2016, Mr. Kalowski served as the Chief Financial Officer and from September 2016 until May 2017, served as the consulting Chief Financial/Business Officer of Tokai Pharmaceuticals, Inc., a biopharmaceutical company. Prior to Tokai, from June 2010 to September 2014, Mr. Kalowski served in global biotechnology equity research at Credit Suisse, where he covered companies in the biopharmaceutical industry as a Senior Analyst from May 2011 until September 2014 and as an Associate from June 2010 until May 2011. Mr. Kalowski received a B.A. in biology and economics from Union College and an MBA from The Wharton School of the University of Pennsylvania.

Nigel Crockett, Ph.D. has served as our Chief Business Officer since September 2019. From 2005 until joining Bicycle, Dr. Crockett was founding partner at Tukan Partners, Ltd., a business consultancy specializing in biotechnology. Prior to Tukan, he held commercial and business development roles within the life sciences sector, including as Vice President, Business Development at Astex Therapeutics, a Cambridge, UK-based company focused on drug discovery and development for oncology and central nervous system (CNS) disorders. Dr. Crockett earned a Ph.D. in Molecular Biology from Cambridge University and a B.Sc. in Chemistry from the University of Manchester.

Nicholas Keen, Ph.D. has served as our Chief Scientific Officer since January 2017. Prior to joining us, from April 2011 until December 2016, Dr. Keen was the Head of Oncology Drug Discovery at the Cambridge (US) office of the Novartis Institutes for Biomedical Research (NIBR), a subsidiary of Novartis AG, a pharmaceutical company.

Prior to Novartis, from August 2005 to March 2011, Dr. Keen led the early lead generation group for oncology at AstraZeneca plc’s US research site in Waltham, Massachusetts, and before this, from January 1997 to July 2005 worked in AstraZeneca’s UK oncology research group. Dr. Keen completed his undergraduate studies at the University of Cambridge, his graduate studies at the Imperial Cancer Research Fund in Cambridge and his post-doctoral studies at the Laboratory of Molecular Biology in Cambridge.

Michael Skynner, Ph.D. has served as our Chief Operating Officer since January 2018 and prior to this, served as our Vice President of Operations since January 2016. Prior to joining us, Dr. Skynner worked at Pfizer Inc., a pharmaceutical company, from September 2013 to January 2016, where he was Head of Rare Disease Alliances, led rare disease efforts in Europe and founded and ran the Pfizer Rare Disease Consortium. Prior to Pfizer, from May 2008 to September 2013, Dr. Skynner worked at GlaxoSmithKline plc, where he focused on developing therapeutics targeting inflammatory kinases. Prior to GlaxoSmithKline, in 2001, Dr. Skynner co-founded Cambridge Biotechnology Ltd, which specialized in developing small molecule and peptide therapeutics for inflammation and metabolic diseases before its trade sale to Biovitrum in 2005. Dr. Skynner obtained his Ph.D. in biochemistry from Imperial College.

Dominic Smethurst, MA, MBChB, MRCP, MFPM has served as our Chief Medical Officer since July 2020. Prior to joining us, from February 2019 to July 2020, Dr. Smethurst was a medical consultant, advising biopharma companies on clinical development strategies and licensing projects. Prior to that, from September 2016 to September 2018, he served as Chief Medical Officer of Tusk Therapeutics, an immuno-oncology company acquired by Roche. From June 2015 to September 2016, Dr. Smethurst served as Vice President Oncology and Global Therapeutic Area Lead at Icon, a global contract research organization. Before Icon, he held physician leadership roles at AstraZeneca, Amgen and Adaptimmune. Dr. Smethurst is a Member of both the Royal College of Physicians and the Faculty of Pharmaceutical Medicine. He earned an MBChB with Distinction from Addenbrooke’s Clinical School Cambridge, as well as an MA from Christ’s College Cambridge.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for each of the last two completed fiscal years regarding compensation awarded to or earned by Kevin Lee, our Chief Executive Officer, and the two other most highly compensated executive officers in the year ended December 31, 2020, Drs. Crockett and Smethurst. Additionally, we present below the 2019 and 2020 compensation for Mr. Kalowski and Dr. Skynner, who were in prior years our two most highly-compensation executive officers other than Mr. Lee and who are expected to be our two most highly-compensated executive officers in 2021. We refer to the five individuals listed in the table below collectively as our named executive officers:

						Non‑Equity
					Option	Incentive Plan		All Other
		Salary		Bonus	Awards	Compensation		Compensation		Total
Name and Principal Position	Year	($)		($)	($)(1)	($)		($)		($)
Kevin Lee, Ph.D., MBA	2020	592,250	(3)	—	1,349,965	501,361	(2)(4)	63,173	(2)(5)	2,506,749
Chief Executive Officer	2019	516,950		63,907	3,370,651	368,484		56,305		4,376,297
Lee Kalowski, MBA	2020	463,500		—	385,704	292,631	(4)	—		1,141,835
Chief Financial Officer	2019	416,568		—	1,826,955	237,610		—		2,481,133
and President
Michael Skynner, Ph.D.	2020	441,200	(3)	—	385,704	280,112	(2)(4)	47,694	(2)(6)	1,154,711
Chief Operating Officer	2019	361,072		—	1,192,094	212,390		52,572		1,818,128
Dominic Smethurst, MA, MBChB, MRCP, MFPM	2020	165,747	(3)	—	1,493,994	82,094	(2)(4)	18,110	(2)(7)	1,759,945
Chief Medical Officer
Nigel Crockett, Ph.D.	2020	381,100	(3)	—	831,478	187,020	(2)(4)	—		1,399,598
Chief Business Officer

(1)	The amounts shown for option awards represent the aggregate grant date fair value of the option awards granted to our named executive officers during the years indicated as computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). See Note 10 to Consolidated Financial Statements in our Annual Report on Form 10-K for a discussion of assumptions made by us in determining the aggregate grant date fair value of our option awards. Note that the amounts reported in this column reflect the accounting cost for these options and do not reflect the actual economic value that may be realized by the named executive officers upon the vesting of the options, the exercise of the options or the sale of the ordinary shares underlying such options.
(2)	The amounts have been converted from GBP to USD using an exchange rate of 1.00 GBP = $1.2837 as of December 31, 2020.
(3)	The base salary was denominated in USD, as determined by the Compensation Committee, and was paid in GBP based on the 12-month trailing average of the USD/GBP Bank of England daily spot exchange rates on January 1, 2020 or on the date of the respective service agreement.
(4)	The amount reported for the 2020 fiscal year represents the named executive officer’s respective cash bonus payments based upon the attainment of 122% of performance targets established by our Compensation Committee and based on individual performance. Such bonuses earned during the year are typically paid in the following year.
(5)	The amounts reported represent $1,163 in private medical coverage and $62,011 in pension benefits provided to Dr. Lee.
(6)	The amounts reported represent $1,116 in private medical coverage and $46,579 in pension benefits provided to Dr. Skynner.
(7)	The amounts reported represent $18,110 in pension benefits provided to Mr. Smethurst.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2020. All options are options to purchase ordinary shares.

			Option Awards
			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised	Option
			Options	Options	Exercise	Option
			(#)	(#)	Price	Expiration
Name	Grant Date		Exercisable	Unexercisable	($)(1)	Date
Kevin Lee, Ph.D., MBA	12/17/2018	(2)	145,035	19,708	0.01	12/13/2028
	4/25/2019	(3)	21,513	23,384	8.03	4/24/2029
	6/28/2019	(4)	267,188	239,064	14.00	6/27/2029
	1/2/2020	(7)	—	210,000	9.82	1/2/2030
Lee Kalowski, MBA	7/24/2017	(5)	88,467	16,307	1.47	7/23/2027
	4/25/2019	(3)	6,836	7,432	8.03	4/24/2029
	6/28/2019	(4)	149,579	133,835	14.00	6/27/2029
	1/2/2020	(7)	—	60,000	9.82	1/2/2030
Michael Skynner, Ph.D.	12/17/2018	(6)	36,647	12,496	0.01	12/13/2028
	12/17/2018	(2)	6,381	5,871	0.01	12/13/2028
	4/25/2019	(3)	5,014	5,450	8.03	4/24/2029
	6/28/2019	(4)	97,055	86,840	14.00	6/27/2029
	1/2/2020	(7)	—	60,000	9.82	1/2/2030
Dominic Smethurst, MA, MBChB, MRCP, MFPM	8/21/2020	(8)	—	120,000	18.55	8/21/2030
Nigel Crockett, Ph.D.	9/26/2019	(9)	33,567	73,850	11.66	9/26/2029
	1/2/2020	(7)	—	60,000	9.82	1/2/2030
	2/21/2020	(10)	—	44,757	15.36	2/21/2030

(1)	Option grants issued prior to June 2019 had exercise prices in GBP. These amounts reported have been converted from GBP to USD using an exchange rate of $1.2602 to £1.00 as of the date of our initial public offering.
(2)	Commencing as of October 23, 2019, 5,634.3 of the ordinary shares subject to the option will vest every month through March 23, 2020; commencing as of April 23, 2020, 4,509.7 of the ordinary shares subject to the option will vest every month through October 23, 2020; and commencing November 23, 2020, 3,947.5 of the ordinary shares subject to the option will vest every month through May 23, 2021, in each case provided that the named executive officer remains continuously employed with us through each applicable vesting date. The shares subject to the option are not early exercisable.
(3)	25% of the shares vested on January 1, 2020, and the remaining shall vest in 36 equal monthly installments.
(4)	Vests in 36 equal monthly installments at the end of each calendar month following the date of the grant.
(5)	20% of the shares subject to the option vested on the first anniversary of the grant date, 60% of the shares subject to the option will vest each month thereafter in 36 equal monthly installments, and the remaining 20% of the shares subject to the option will vest on the earlier of (i) the fourth anniversary of the grant date and (ii) the date in which our Board determines that we have received income of $22.2 million with respect to our collaborations with AstraZeneca, Oxurion, and any certain other collaborations, in all cases provided that the named executive officer remains continuously employed with us through each applicable vesting date.
(6)	Vests as to 996.6 of the ordinary shares subject to the option per month from and including January 1, 2019 until January 31, 2019; 1,757.2 of the ordinary shares subject to the option per month from and including February 1,

2019 until January 31, 2020; 1,324.1 of the ordinary shares subject to the option per month from and including February 1, 2020 until February 28, 2021; 1,253.9 of the ordinary shares subject to the option per month from and including March 1, 2021 until May 31, 2021; and 760.6 of the ordinary shares subject to the option per month from and including June 1, 2021 until January 31, 2022.
(7)	25% of the shares shall vest on January 2, 2021, and the remaining shall vest in 36 equal monthly installments.
(8)	25% of the shares shall vest on August 10, 2021, and the remaining shall vest in 36 equal monthly installments.
(9)	25% of the shares vested on September 26, 2020, and the remaining shall vest in 36 equal monthly installments.
(10)	25% of the shares shall vest on February 21, 2021, and the remaining shall vest in 36 equal monthly installments.

Senior Executive Cash Incentive Bonus Plan

In May 2019, our Board adopted the Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”). The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to our company, or corporate performance goals, as well as individual performance objectives.

Our Compensation Committee may select corporate performance goals from among the following: achievement of cash flow (including, but not limited to, operating cash flow and free cash flow); research and development, publication, clinical and/or regulatory milestones; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our ADSs; economic value-added; acquisitions or strategic transactions, including licenses, collaborations, joint ventures or promotion arrangements; operating income (loss); return on capital, assets, equity, or investment; total shareholder returns; coverage decisions; productivity; expense efficiency; margins; operating efficiency; working capital; earnings (loss) per share of our ADSs; sales or market shares; number of prescriptions or prescribing physicians; revenue; corporate revenue; operating income and/or net annual recurring revenue, any of which may be (a) measured in absolute terms or compared to any incremental increase, (b) measured in terms of growth, (c) compared to another company or companies or to results of a peer group, (d) measured against the market as a whole and/or as compared to applicable market indices and/or (e) measured on a pre-tax or post-tax basis (if applicable).

Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan also permits the Compensation Committee to approve additional bonuses to executive officers in its sole discretion and provides the compensation committee with discretion to adjust the size of the award as it deems appropriate to account for unforeseen factors beyond management’s control that affected corporate performance. The Board determined a corporate goal achievement level of 122% for 2020 and also approved an individual performance multiplier applicable to those employees receiving top performance rankings.

Employment and Service Arrangements with Our Named Executive Officers

Below are descriptions of our employment and service agreements and arrangements with our named executive officers.

Kevin Lee

Our subsidiary BicycleTx Limited, or BicycleTX, entered into an amended and restated service agreement with Dr. Lee, or the Lee Service Agreement, effective on September 26, 2019, which was subsequently amended in 2020 and 2021 solely with respect to exchange rate conversion provisions thereof. Pursuant to the Lee Service Agreement, Dr. Lee currently serves as our Chief Executive Officer and reports to our Board. Dr. Lee was entitled to an initial annual base salary of $575,000, and in December 2019, upon the recommendation of our Compensation Committee, our Board increased Dr. Lee’s base salary to $592,250 for 2020. Prior to 2021, Dr. Lee’s salary was set in USD and converted to and paid in GBP pursuant to a mechanism set out in his service contract. To simplify administration and to control for disparate impacts of exchange rate fluctuations on our executive officers, our Compensation Committee approved a modification to our compensation practices to provide that as of January 1, 2021, the salaries of all of our United Kingdom-based executive officers will be both set and paid in GBP. Accordingly, Dr. Lee’s annual base salary has been set at £494,602, effective on and from January 1, 2021 (or $675,572, converted by reference to the GBP: USD exchange rate on December 31, 2020 of 1.36589). Dr. Lee was previously granted a retention bonus of £150,000 (paid in two tranches, £100,000 in August 2018 and £50,000 in October 2019). This bonus was subject to repayment if he had given notice to terminate his employment with us at any time before August 1, 2020. No such notice was given. Dr. Lee is eligible for an annual performance bonus, the target for which in 2020 was for up to sixty percent (60%) of his base salary, which may be paid in cash, in whole or in part, or options to purchase our ordinary shares, based on the achievement of certain performance goals, including corporate objectives, strategic initiatives and regulatory and clinical milestones, as determined by the Compensation Committee of our Board. In December 2020, the Compensation Committee recommended and our Board approved a 2020 cash performance bonus for Dr. Lee, based on individual and corporate performance achievement, in the amount of $501,361, which was paid in February 2021. Dr. Lee’s target bonus for 2021 was set at 60% of his 2021 base salary. Dr. Lee is also eligible to participate in BicycleTx’s employee benefit plans generally available to BicycleTx executive employees, subject to the terms of those plans.

Dr. Lee’s employment has no specified term, but can be terminated by either party giving the other no less than six months’ notice in writing. Dr. Lee’s employment may be terminated, immediately and without notice, pursuant to the conditions specified in the Lee Service Agreement, in which event Dr. Lee would then be entitled to certain accrued obligations and may, depending on the circumstances, be entitled to receive payment in lieu of salary and benefits for all or any part of the notice period to which he would otherwise have been entitled. If Dr. Lee’s employment is terminated as a result of his death, by BicycleTx without Cause (as defined in the Lee Service Agreement) or by Dr. Lee for Good Reason (as defined in the Lee Service Agreement), BicycleTx will owe Dr. Lee severance pay, the amount of which will depend on whether such termination occurs within the 12 month period following a Change of Control (as defined in the Lee Service Agreement) of us. If such termination occurs within such 12 month period, Dr. Lee would be entitled to receive a payment equal to 1.5 times his then annual salary and target annual performance bonus, and benefits continuation (or cash in lieu thereof) for 18 months following his termination. Any equity awards held by Dr. Lee subject to time based vesting would also become fully vested. If such termination occurs other than within the 12 month period following a Change of Control (as defined in the Lee Service Agreement) of us, Dr. Lee would be entitled to receive a payment equal to one times his then annual salary, and benefits continuation (or cash in lieu thereof) for 12 months following termination. The Lee Service Agreement also binds Dr. Lee to customary confidentiality, intellectual property and post termination covenants.

Lee Kalowski

Our subsidiary Bicycle Therapeutics Inc., or Bicycle Inc., entered into an amended and restated employment agreement with Mr. Kalowski, or the Kalowski Employment Agreement, on September 26, 2019. Pursuant to the Kalowski Employment Agreement, Mr. Kalowski serves as our President and Chief Financial Officer and reports to our Chief Executive Officer. He was entitled to an initial annual base salary of $450,000, and in December 2019, upon the recommendation of our Compensation Committee, our Board increased Mr. Kalowski’s base salary to $463,500 for 2020 and increased Mr. Kalowski's annual performance bonus target to forty-five percent (45%) of his base salary for 2020, based on the achievement of certain targeted goals, as determined by Bicycle Inc. and confirmed by Bicycle Inc.’s Board of Directors. In December 2020, upon the recommendation of our Compensation Committee, our Board increased Mr. Kalowski’s base salary to $477,405 effective on and from January 1, 2021, and Mr. Kalowski was awarded a 2020 cash performance bonus in the amount of $292,631, based on his individual performance and the achievement of company performance goals, which was paid in February 2021. Mr. Kalowski is also eligible to participate in Bicycle Inc.’s employee benefit plans generally available to Bicycle Inc.’s executive employees, subject to the terms of those plans.

Mr. Kalowski’s employment is at will and may be terminated at any time by Bicycle Inc. or Mr. Kalowski. In the event Mr. Kalowski’s employment is terminated, he would then be entitled to certain accrued obligations. In the case of termination due to death or Disability (as defined in the Kalowski Employment Agreement) only, those accrued obligations would include the annual bonus amount that Mr. Kalowski would have otherwise earned for performance in such preceding calendar year. If Mr. Kalowski’s employment is terminated by Bicycle Inc. without Cause (as defined in the Kalowski Employment Agreement) or by Mr. Kalowski for Good Reason (as defined in the Kalowski Employment Agreement), provided he signs and does not revoke a separation agreement that includes a release of claims and a non-competition agreement, Bicycle Inc. will pay him severance pay, the amount of which will depend upon whether such termination occurs within the 12-month period following a Change of Control (as defined in the Kalowski Employment Agreement) of us. If such termination occurs within such 12-month period, Mr. Kalowski would be entitled to receive 12 months of continued base salary, his target annual performance bonus paid in one lump sum, and payment by Bicycle Inc. of the employer-portion of premiums for continued group health coverage for up to 12 months following his termination. Any equity awards held by Mr. Kalowski subject to time-based vesting would also become fully vested. If such termination occurs other than within the 12-month period following a Change of Control (as defined in the Kalowski Employment Agreement) of us, Mr. Kalowski would be entitled to receive nine months of continued base salary and payment by Bicycle Inc. of the employer-portion of premiums for continued group health coverage for up to nine months following termination. The Kalowski Employment Agreement also binds Mr. Kalowski to customary confidentiality, intellectual property and post-termination covenants.

Michael Skynner

BicycleTX entered into an amended and restated service agreement with Dr. Skynner, or the Skynner Service Agreement, effective on September 26, 2019, which was subsequently amended in 2020 and 2021 solely with respect to exchange rate conversion provisions thereof. Pursuant to the Skynner Service Agreement, Dr. Skynner currently serves as our Chief Operating Officer and reports to our Chief Executive Officer. Dr. Skynner was entitled to an initial annual base salary of $420,000, and in December 2019, upon the recommendation of our Compensation Committee, our Board increased Dr. Skynner’s base salary to $441,200 for 2020 and increased Dr. Skynner's annual performance bonus target to forty-five percent (45%) of his base salary for 2020, which may be paid in cash, in whole or in part, or options to purchase our ordinary shares, based on the achievement of certain performance goals, including corporate objectives, strategic initiatives and regulatory and clinical milestones, as determined by the Compensation Committee. To simplify administration and to control for disparate impacts of exchange rate fluctuations on our executive officers, our Compensation Committee approved a modification to our compensation practices to provide that as of January 1, 2021, the salaries of all of our United Kingdom-based executive officers will be both set and paid in GBP. Accordingly, Dr. Skynner’s annual base salary has been set at £368,290, effective on and from January 1, 2021 (or $503,044, converted by reference to the GBP: USD exchange rate on December 31, 2020 of 1.36589). In December 2020, the Compensation Committee recommended and our Board approved a 2020 cash performance bonus for Dr. Skynner in the amount of $280,112, based on his individual performance and the achievement of company performance goals, which was paid in February 2021. Dr. Skynner is also eligible to participate in BicycleTx’s employee benefit plans generally available to BicycleTx executive employees, subject to the terms of those plans.

Dr. Skynner’s employment has no specified term, but can be terminated by either party in writing giving the other no less than six months’ notice. Dr. Skynner’s employment may be terminated, immediately and without notice, pursuant to the conditions specified in the Skynner Service Agreement, in which event Dr. Skynner would then be entitled to certain accrued obligations and may, depending on the circumstances, be entitled to receive payment in lieu of salary and benefits for all or any part of the notice period to which he would otherwise have been entitled. If Dr. Skynner’s employment is terminated as a result of his death, by BicycleTx without Cause (as defined in the Skynner Service Agreement) or by Dr. Skynner for Good Reason (as defined in the Skynner Service Agreement), BicycleTx will owe Dr. Skynner severance pay, the amount of which will depend on whether such termination occurs within the 12-month period following a Change of Control (as defined in the Skynner Service Agreement) of us. If such termination occurs within such 12-month period, Dr. Skynner would be entitled to receive a payment equal to 12 months of his then-annual salary, his target annual performance bonus for the year of termination, and benefits continuation (or cash in lieu thereof) for 12 months following his termination. Any equity awards held by Dr. Skynner subject to time-based vesting would also become fully vested. If such termination occurs other than within the 12-month period following a Change of Control (as defined in the Skynner Service Agreement) of us, Dr. Skynner would be entitled to receive a payment equal to nine months of his then annual salary, and benefits continuation (or cash in lieu thereof) for nine months following termination. The Skynner Service Agreement also binds Dr. Skynner to customary confidentiality, intellectual property and post-termination covenants.

Dominic Smethurst

BicycleTX entered into a service agreement with Dr. Smethurst, or the Smethurst Service Agreement, effective on August 10th, 2020, which was amended in 2021 solely with respect to the exchange rate conversion provisions thereof. Pursuant to the Smethurst Service Agreement, Dr. Smethurst currently serves as our Chief Medical Officer and reports to our Chief Executive Officer. Dr. Smethurst was entitled to an initial annual base salary of $420,000. To simplify administration and to control for disparate impacts of exchange rate fluctuations on our executive officers, our Compensation Committee approved a modification to our compensation practices to provide that as of January 1, 2021, the salaries of all of our United Kingdom-based executive officers will be both set and paid in GBP. Accordingly, Dr. Smethurst’s annual base salary has been set at £342,031, effective on and from January 1, 2021 (or $467,177, converted by reference to the GBP: USD exchange rate on December 31, 2020 of 1.36589). Dr. Smethurst is eligible for an annual performance bonus of up to 40% of his salary, which may be paid in cash, in whole or in part, or options to purchase our ordinary shares, based on the achievement of certain performance goals, including corporate objectives, strategic initiatives and regulatory and clinical milestones, as determined by the Compensation Committee. In December 2020, the Compensation Committee recommended and our Board approved a 2020 cash performance bonus for Dr. Smethurst in the amount of $82,094, based on his individual performance and the achievement of company performance goals, which was paid in February 2021. Dr. Smethurst is also eligible to participate in BicycleTx’s employee benefit plans generally available to BicycleTx executive employees, subject to the terms of those plans.

Dr. Smethurst’s employment has no specified term, but can be terminated by either party in writing giving the other no less than six months’ notice. Dr. Smethurst’s employment may be terminated, immediately and without notice, pursuant to the conditions specified in the Smethurst Service Agreement, in which event Dr. Smethurst would then be entitled to certain accrued obligations and may, depending on the circumstances, be entitled to receive payment in lieu of salary and benefits for all or any part of the notice period to which he would otherwise have been entitled. If Dr. Smethurst’s employment is terminated as a result of his death, by BicycleTx without Cause (as defined in the Smethurst Service Agreement) or by Dr. Smethurst for Good Reason (as defined in the Smethurst Service Agreement), BicycleTx will owe Dr. Smethurst severance pay, the amount of which will depend on whether such termination occurs within the 12-month period following a Change of Control (as defined in the Smethurst Service Agreement) of us. If such termination occurs within such 12-month period, Dr. Smethurst would be entitled to receive a payment equal to 12 months of his then-annual salary, his target annual performance bonus for the year of termination, and benefits continuation (or cash in lieu thereof) for 12 months following his termination. Any equity awards held by Dr. Smethurst subject to time-based vesting would also become fully vested. If such termination occurs other than within the 12-month period following a Change of Control (as defined in the Smethurst Service Agreement) of us, Dr. Smethurst would be entitled to receive a payment equal to nine months of his then annual salary, and benefits continuation (or cash in lieu thereof) for nine months following termination. The Smethurst Service Agreement also binds Dr. Smethurst to customary confidentiality, intellectual property and post-termination covenants.

Nigel Crockett

BicycleTX entered into a service agreement with Mr. Crockett, or the Crockett Service Agreement, effective on September 26, 2019, which was amended in 202 and 2021 solely with respect to the exchange rate conversion provisions thereof. Pursuant to the Crockett Service Agreement, Mr. Crockett currently serves as our Chief Business Officer and reports to our Chief Executive Officer. Mr. Crockett was entitled to an initial annual base salary of $370,000, and in December 2019, upon the recommendation of our Compensation Committee, our Board increased Mr. Crockett’s base salary to $381,100 for 2020. To simplify administration and to control for disparate impacts of exchange rate fluctuations on our executive officers, our Compensation Committee approved a modification to our compensation practices to provide that as of January 1, 2021, the salaries of all of our United Kingdom-based executive officers will be both set and paid in GBP. Accordingly, Mr. Crockett’s annual base salary has been set at £318,266, effective on and from January 1, 2021 (or $434,716, converted by reference to the GBP: USD exchange rate on December 31, 2020 of 1.36589). Mr. Crockett is eligible for an annual performance bonus of up to 40% of his salary, which may be paid in cash, in whole or in part, or options to purchase our ordinary shares, based on the achievement of certain performance goals, including corporate objectives, strategic initiatives and regulatory and clinical milestones, as determined by the Compensation Committee. In December 2020, the Compensation Committee recommended and our Board approved a 2020 cash bonus for Mr. Crockett in the amount of $187,020, based on his individual performance and the achievement of company performance goals, which was paid in February 2021. Mr. Crockett is also eligible to participate in BicycleTx’s employee benefit plans generally available to BicycleTx executive employees, subject to the terms of those plans.

The Crockett Service Agreement also provided for both an initial equity award to Mr. Crockett and an additional option award to be granted upon the completion of a Board-approved licensing transaction (the “Crockett Performance Milestone”). The Crockett Performance Milestone was achieved in 2020, and the Compensation Committee granted Mr. Crockett an option to purchase 44,757 ordinary shares in February 2020.

Mr. Crockett’s employment has no specified term, but can be terminated by either party in writing giving the other no less than six months’ notice. Mr. Crockett’s employment may be terminated, immediately and without notice, pursuant to the conditions specified in the Crockett Service Agreement, in which event Mr. Crockett would then be entitled to certain accrued obligations and may, depending on the circumstances, be entitled to receive payment in lieu of salary and benefits for all or any part of the notice period to which he would otherwise have been entitled. If Mr. Crockett’s employment is terminated as a result of his death, by BicycleTx without Cause (as defined in the Crockett Service Agreement) or by Mr. Crockett for Good Reason (as defined in the Crockett Service Agreement), BicycleTx will owe Mr. Crockett severance pay, the amount of which will depend on whether such termination occurs within the 12-month period following a Change of Control (as defined in the Crockett Service Agreement) of us. If such termination occurs within such 12-month period, Mr. Crockett would be entitled to receive a payment equal to 12 months of his then-annual salary, his target annual performance bonus for the year of termination, and benefits continuation (or cash in lieu thereof) for 12 months following his termination. Any equity awards held by Mr. Crockett subject to time-based vesting would also become fully vested. If such termination occurs other than within the 12-month period following a Change of Control (as defined in the Crockett Service Agreement) of us, Mr. Crockett would be entitled to receive a payment equal to nine months of his then annual salary, and benefits continuation (or cash in lieu thereof) for nine months following termination. The Crockett Service Agreement also binds Mr. Crockett to customary confidentiality, intellectual property and post-termination covenants.

Pension Plan

We currently maintain a personal pension plan provided by Scottish Widows Group, through which we make contributions to each of our eligible U.K. employee’s personal pension plan as selected by us. Each participant may make additional contributions at his or her discretion.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual limits pursuant to the Internal Revenue Code of 1986, as amended (the “Code”). We have the ability to make discretionary contributions to the 401(k) plan and currently match each participant’s contribution up to a maximum of 4% of their eligible compensation. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Equity Incentive Plans

2020 Equity Incentive Plan

General. In June 2020, our Board adopted, and our shareholders approved, our 2020 Equity Incentive Plan with Non-Employee Sub-Plan (the “2020 Plan”). The 2020 Plan allows the Compensation Committee to grant options to purchase ordinary shares and other share-based awards to our officers, employees, directors and other service providers (including consultants). The 2020 Plan permits the granting of both options to subscribe for ordinary shares intended to qualify in relation to U.S. employees as incentive share options under Section 422 of the Code, and options that do not so qualify.

Authorized Shares. As of December 31, 2020, we had 4,699,470 ordinary shares reserved for issuance pursuant to the 2020 Plan. The 2020 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase on the first day of each financial year, beginning on January 1, 2021, by 5% of the outstanding number of ordinary shares on the day prior to the first day of the applicable new financial year, or such lesser number of shares as determined by the Board, or the Annual Increase. On January 1, 2021, the total number of shares available for issuance under the 2020 Plan was increased by 1,054,727 shares pursuant to this provision. As of December 31, 2020, share options to purchase 196,550 ordinary shares were outstanding under the 2020 Plan.

Change in Control. The 2020 Plan provides that in the case of, and subject to, the consummation of a “change of control” as defined in the 2020 Plan, then all options may be exercised on the same day as, and immediately prior to, the change of control becoming effective or within such period not exceeding six months afterwards as the Compensation Committee may determine, and any vested options not exercised within such period shall lapse.

2019 Share Option Plan

In May 2019, our Board adopted, and our shareholders approved, our 2019 Share Option Plan (the “2019 Plan”). The Plan was amended by our Board in September 2019 to make certain immaterial clarifying amendments. As of December 31, 2020, there were 2,594,277 options to purchase ordinary shares outstanding under the 2019 Plan. In conjunction with the adoption of the 2020 Plan, all shares available for future issuance under the 2019 Plan as of June 29, 2020 became available for issuance under the 2020 Plan and the Company ceased making awards under the 2019 Plan. The 2020 Plan is the successor of the 2019 Plan.

Share options previously issued under the 2019 Share Option Plan have a 10 year contractual life, and generally either vest monthly over a three year service period, or over a four year service period with 25% of the award vesting on the first anniversary of the commencement date and the balance thereafter in 36 equal monthly installments. Certain awards granted to the Company’s non-employee directors were fully vested on the date of grant. The exercise price of share options issued under the 2019 Share Option Plan is not less than the fair value of ordinary shares as of the date of grant.

2019 Employee Share Purchase Plan

General. In May 2019, our Board adopted, and our shareholders approved, our 2019 Employee Share Purchase Plan (the “ESPP”). The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. Any of our employees or those of our designated affiliates may participate in the ESPP, except that such employees may have to satisfy one or more of the following service requirements, as determined by our Board: (i) being customarily employed for more than 20 hours per week; and (ii) being customarily employed for more than three months per calendar year.

No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our ordinary shares, valued at the start of the purchase period, under the ESPP in any calendar year. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Authorized Shares. As December 31, 2020, we had 394,937 ordinary shares reserved for purchase by our eligible employees. In addition, the number of ordinary shares available for purchase by our eligible employees under the ESPP will automatically increase annually on January 1, in an amount equal to the lesser of (i) 1% of the total number of outstanding ordinary shares as of December 31 of the immediately preceding year, or (ii) 430,000 ordinary shares. Notwithstanding the foregoing, our Board may act prior to January 1 of any calendar year to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of ordinary shares than would otherwise occur pursuant to the preceding sentence. On January 1, 2021, the total number of shares available for issuance under the ESPP was increased by 210,945 ordinary shares pursuant to this provision.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2020.

Number of securities
	Number of securities to be		remaining available for
	issued upon	Weighted‑average exercise	issuance under equity
	exercise of outstanding	price of outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
	and rights	and rights	reflected in column
Plan Category	(a)(1)	(b)	(a))(c)(2)
Equity compensation plans approved by security holders	3,736,663	$10.51	1,357,744
Equity compensation plans not approved by security holders	—	—	—
Total	3,736,663	$10.51	1,357,744

(1)	Amounts include outstanding awards under our 2019 Plan and 2020 Plan. There are no outstanding awards under the ESPP.
(2)	Amounts reflect the ordinary shares available for future issuance under our 2020 Plan and our 2019 Employee Share Purchase Plan. As of December 31, 2020, 962,807 ordinary shares remained available for issuance under the 2020 Plan, and 394,937 ordinary shares remained available for issuance under the ESPP.

The 2020 Plan provides that on the first day of each financial year following adoption of the 2020 Plan, and ending on and including January 1, 2030, the number of ordinary shares reserved for issuance pursuant to the 2020 Plan shall be cumulatively increased by 5% of the number of ordinary shares outstanding as of December 31 of the calendar year preceding such January 1. As of January 1, 2021, the number of ordinary shares available for issuance increased automatically by 5% of our outstanding ordinary shares as of December 31, 2020, or 1,054,727 shares, pursuant to this provision. This increase is not reflected in the table above.

Similarly, the ESPP provides that on January 1, 2020 and each January 1 thereafter through January 1, 2029, the number of ordinary shares reserved and available for issuance under the ESPP shall be cumulatively increased by the lower of: (i) 430,000 ordinary shares; (ii) one percent (1%) of the number of ordinary shares issued and outstanding on the immediately preceding December 31; or (iii) such lesser number of Shares as determined by the Compensation Committee. As of January 1, 2021, the number of ordinary shares available for issuance increased automatically by 1% of our outstanding ordinary shares as of December 31, 2020, or 210,945 shares, pursuant to this provision. This increase is not reflected in the table above.

ADDITIONAL INFORMATION

U.K. Statutory Annual Accounts and Reports of the Board and Auditors of Bicycle Therapeutics plc for the year ended December 31, 2020

Consistent with its obligations under the Companies Act, our Board will present at the AGM our 2020 U.K. Annual Report, which has been approved by and, where appropriate, signed on behalf of our Board and will be delivered to the Registrar of Companies in the United Kingdom following the AGM. A copy of our U.K. statutory directors’ remuneration report, including the annual report on remuneration and the existing remuneration policy, is included as Annex A to this proxy statement. A complete copy of our 2020 U.K. Annual Report, including the statutory Board of Directors report, strategic report and auditor’s report on our U.K. accounts are being sent to you as part of the Proxy Materials. Assuming that shareholders are permitted to attend the AGM, we will provide our shareholders with an opportunity to raise questions in relation to the 2020 U.K. Annual Report at the AGM.

Shareholders’ Rights to Call a General Meeting

Our shareholders have the right to call a meeting of our shareholders. The Companies Act generally requires the directors to call a general meeting once we have received requests to do so from shareholders representing at least 5% of our paid-up shares entitled to vote at a general meeting. The Companies Act generally prohibits shareholders of a U.K. public limited company from passing written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the Companies Act and cannot be waived by our shareholders.

Shareholder Proposals for 2022 Annual General Meeting

Pursuant to the various rules promulgated by the SEC and without prejudice to the rights of a shareholder of record under the Companies Act, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2022 annual general meeting of shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act.

In order to be considered for inclusion in our proxy statement for our 2022 annual general meeting of shareholders, shareholder proposals must be received by our Company Secretary in writing at c/o Bicycle Therapeutics plc, Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT no later than 120 days before the anniversary of the date on which we sent our proxy materials for the AGM, or December 31, 2021. However, if the date of such annual general meeting is more than 30 calendar days from the date of the anniversary of the Meeting, then the notice must be received by our Company Secretary a reasonable time before we begin to print and send our proxy materials.

Shareholder proposals submitted for consideration at our 2022 annual general meeting of shareholders, but not submitted for inclusion in our proxy statement for our 2022 annual general meeting of shareholders, must be received by our Secretary at our Company’s principal executive offices, Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT no later than 45 days before the anniversary of the date of the AGM, or May 14, 2022. However, if the date of the 2022 annual general meeting is changed by more than 30 calendar days from the date of the anniversary of the Meeting, the notice must be received by our Company Secretary at least 45 days prior to the date we intend to distribute our proxy materials with respect to the 2022 annual general meeting. If a shareholder does not timely provide notice as described above, proxies solicited on behalf of our management for the 2022 annual general meeting will confer discretionary authority to vote with respect to any such matter, as permitted by Rule 14a-4 of the Exchange Act.

Under section 338 of the Companies Act, shareholders representing at least 5% of holders entitled to vote on a resolution at an annual general meeting may require us to include such resolution in our notice of an annual general meeting. Provided the applicable thresholds are met, notice of the resolution must be received by us at the Office of the Company Secretary, Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT at least six weeks prior to the date of the annual general meeting, or, if later, at the time notice of the annual general meeting is delivered to shareholders.

Shareholder Rights

Under section 527 of the Companies Act, members meeting the threshold requirement set out in that section have the right to require us to publish on a website a statement setting out any matter relating to: (i) the audit of our accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the AGM; or (ii) any circumstance connected with our auditor ceasing to hold office since the previous meeting at which annual accounts or reports were laid in accordance with section 437 of the Companies Act. We may not require the shareholders requesting any such website publication to pay our expenses in complying with sections 527 or 528 of the Companies Act. Where we are required to place a statement on a website under section 527 of the Companies Act, we must forward the statement to our auditor not later than the time when we make the statement available on the website. The business which must be dealt with at the AGM includes any statement that we have been required, under section 527 of the Companies Act, to publish on a website.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single set of Proxy Materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” the Proxy Materials. A single set of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Proxy Materials, please notify your broker or us. Direct your written request to Bicycle Therapeutics plc, Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT, United Kingdom, Attn: Jim Sutcliffe, Corporate Secretary. Shareholders who currently receive multiple copies of the Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Questions

If you have any questions or need more information about the AGM please write to us at:

Bicycle Therapeutics plc

Attn: Jim Sutcliffe, Corporate Secretary

Building 900 Babraham Research Campus

Babraham

Cambridge, CB22 3AT

United Kingdom

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Corporate Secretary, Bicycle Therapeutics plc, Building 900, Babraham Research Campus, Babraham, Cambridge CB22 3AT, United Kingdom.

Annex A

Directors’ Remuneration Report

Annual Statement from the Chair of the Compensation Committee

Dear Shareholders,

As the Chair of the Compensation Committee (the “Committee”), I am pleased to present, on behalf of the board of directors (the “Board”) of Bicycle Therapeutics plc (the “Parent Company” and, together with its subsidiaries, the “Company”, “Bicycle”, “our”, “we” or “us”), the Directors’ Remuneration Report for the year ended 31 December 2020 (the “Remuneration Report”), which is the Company’s second such report following the Parent Company’s initial public offering (the “IPO”) and listing on The Nasdaq Stock Market (“NASDAQ”) on 23 May 2019.

The Remuneration Report will be subject to an advisory vote at the forthcoming Annual General Meeting to be held on 28 June 2021 (the “AGM”). There are no other matters that the Parent Company requires approval for under Chapter 4A of Part 10 of the Companies Act 2006. The Directors’ Remuneration Policy (the “Remuneration Policy”) was approved by the shareholders at the Parent Company’s first AGM on 29 June 2020. Following the IPO in May 2019, this will be the Parent Company’s second AGM as a listed company.

Introduction

Our shareholders approved our Remuneration Policy at our first AGM following our IPO on NASDAQ in 2019. We believe that our approved Remuneration Policy provides an appropriate framework to meet our objectives to establish a broad range of remuneration programs and policies, that both compensate and incentivise directors and senior executives to deliver growth in a long-term and sustainable manner, and that are aligned strategically with our shareholders to appropriately position the Company as a global biopharmaceutical company.

As we move into 2021 and beyond, the Committee’s role will be to continue to ensure that directors and senior executives are appropriately compensated and incentivised to deliver growth in a long-term and sustainable manner, and to continue to establishing remuneration programs that are grounded in market practice, effective at driving proper executive behaviours, clearly link pay and performance and are cost-efficient overall to shareholders. Key considerations guiding our Remuneration Policy are described in more detail on page 28 of the Remuneration Report. The Remuneration Policy will be renewed every three years (unless a revised policy is approved by shareholders).

The global marketplace for talent

We are a biopharmaceutical company headquartered in the UK and with operations in both the UK and the U.S. Given that the market for experienced directors and biopharmaceutical executive talent, particularly in the U.S., is very competitive, the Committee references the U.S. market as the leading indicator for executive and director remuneration levels and practices. This will help attract and retain directors and motivate the superior executive talent needed to successfully manage the Company’s complex global operations. Being consistent in this market view of the U.S. as the primary benchmark for remuneration practices for our Executive and Non-Executive Directors is key for the Company as it builds its global operations in a manner designed to deliver sustainable long-term growth and shareholder value.

In taking any actions, the Committee is mindful of the general UK compensation framework, including investor bodies’ guidance and the UK Corporate Governance Code, and has considered these when determining the remuneration programs and policies where it believes they best serve the long-term interests of shareholders.

Pay for performance

We believe that a significant portion of the remuneration of our Executive Director should be based on achieving objectives designed to create inherent value in the Company, and ultimately on achieving value creation for our shareholders. In line with this belief, the compensation of our Executive Director includes short term incentives

Directors’ Remuneration Report (continued)

based on corporate and personal goals. Similarly, all directors receive equity incentives designed to reward long-term value creation for our shareholders.

2020 remuneration outcome

As outlined above, a core principle of Bicycle’s Remuneration Policy is the link between pay and performance. In the financial year 2020 (being the year ended 31 December 2020), the annual bonus paid to Kevin Lee, our Chief Executive Officer (“CEO”), was determined by the Board following an assessment of the corporate and personal objectives achieved in the year. Kevin Lee received a bonus of 140% of his target bonus, which resulted in a total bonus pay out of 85% of salary earned for the financial year 2020. The bonus was paid in cash in February 2021. This outcome was based on achievements versus goals in the following key areas: Corporate Development, Clinical Development, Financial and Organisational Development. In considering the above outcomes, the Committee assessed whether the outcomes reflected the underlying performance of the Company and concluded that no discretionary adjustments were required.

Some of the key highlights of the 2020 year, all in the context of the ongoing COVID-19 pandemic, included:

●	Significant advancement of clinical pipeline including the initiation of the Phase IIa portion of the Phase I/IIa clinical trial of BT1718 that is being conducted in collaboration with Cancer Research UK Centre for Drug Development in patients with tumors that express MT1-MMP, the continued advancement of BT5528 in the Phase I portion of a company-sponsored Phase I/II clinical trial of patients with advanced solid tumors associated with EphA2 expression, and the initiation of the Phase I portion of the company-sponsored Phase I/II clinical trial of BT8009 in patients with Nectin-4 expressing advanced solid tumors;
●	advanced our first tumor targeted immune cell agonist, BT7480, in preclinical studies and IND-enabling activities for an expected clinical start in 2021; and
●	significant funds raised from our collaborations, the At-the-Market (ATM) offering program and debt financing.

Please see the remainder of the Remuneration Report for additional details on this bonus outcome and the pay for performance linkage.

Conclusion

The Committee believes the proposals put forth in this report will properly motivate our directors and senior executives to deliver sustainable growth and shareholder value over the long term and do so in a responsible and cost-efficient manner.

I hope that you find the information in this report helpful and I look forward to your support at our AGM.

Yours sincerely,

Veronica Jordan

Chair of the Compensation Committee

April 2021

Directors’ Remuneration Report (continued)

Remuneration Policy

This part of the Remuneration Report sets out the Remuneration Policy and has been prepared in accordance with the Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013, the Companies (Miscellaneous Reporting) Regulations 2018, and the Companies Directors’ Remuneration Policy and Directors’ Remuneration Report) Regulations 2019.

The Remuneration Policy was approved by shareholders in a binding vote at our first AGM on 29 June 2020 and took effect from the date of approval and will continue to apply for a maximum period of three years (or until a revised policy is approved by shareholders). The Remuneration Policy is unchanged this year, and as such is not subject to a shareholder vote.

The scenario charts have been updated to reflect the intended application of the policy for the 2021 financial year and references to prior financial years have been updated where appropriate to aid understanding. A copy of the shareholder-approved policy (including the scenario charts for the 2020 financial year) is in the Annual Report and Financial Statements for the Year Ended 31 December 2019, which is available at the Company’s website.

Key considerations when determining the Remuneration Policy

The Committee designed the Remuneration Policy with a number of specific objectives in mind. The Remuneration Policy should:

●	attract, retain and motivate high calibre senior management and focus them on the delivery of the Company’s strategic and business objectives;
●	encourage a corporate culture that promotes the highest level of integrity, teamwork and ethical standards;
●	be competitive against appropriate market benchmarks (being predominantly the U.S. biotech sector) and have a strong link to performance, providing the ability to earn above-market rewards for strong performance;
●	be simple and understandable, both internally and externally;
●	encourage increased equity ownership to motivate executives in the overall interests of shareholders, the Company, employees and customers; and
●	take due account of good governance and promote the long-term success of the Company.

In seeking to achieve the above objectives, the Committee is mindful of the views of a broad range of stakeholders in the business and accordingly takes account of a number of factors when setting remuneration including: market conditions; pay and benefits in relevant comparator organisations; terms and conditions of employment across the Company; the Company’s risk appetite; the expectations of institutional shareholders; and any specific feedback received from shareholders and other stakeholders.

Directors’ Remuneration Report (continued)

Remuneration Policy table

The table in the following pages sets out, for each element of pay, a summary of how remuneration is structured and how it supports the Company’s strategy.

Executive Directors Purpose and link to strategy	Operation	Maximum opportunity	Performance metrics
Base salary

To recruit and retain Executive Directors of the highest calibre who are capable of delivering the Company’s strategic objectives, reflecting the individual’s experience and role within the Company.

Base salary is designed to provide an appropriate level of fixed income to avoid any over-reliance on variable pay elements that could encourage excessive risk taking.

Salaries are normally reviewed annually, and changes are generally effective from 1 January each year.

The annual salary review for Executive Directors takes a number of factors into consideration, including:

•

business performance;

•

salary increases awarded to the overall employee population;

•

skills and experience of the individual over time;

•

scope of the individual’s responsibilities;

•

changes in the size and complexity of the Company;

•

market

•

competitiveness assessed by periodic benchmarking; and

•

the underlying rate of inflation.

If salary is set in USD but paid to a UK-based Executive Director it will be converted and paid in GBP pursuant to the terms of the applicable service agreement (as amended from time to time).

Whilst there is no prescribed formulaic maximum, any increases will take into account prevailing market and economic conditions and the approach to employee pay throughout the organisation.

In assessing base salaries, the Committee takes into account market data, but does not target a specific percentile when setting pay levels, rather considers it as one factor along with several others including Company and individual performance, tenure, past experiences and expected future contributions. Base salary increases are awarded at the discretion of the Committee; however, salary increases will normally be no greater than the general increase awarded to the wider workforce, in percentage of salary terms unless the salary is meaningfully below peers.

In addition, a higher increase may be made where an individual had been appointed to a new role at below-market salary while gaining experience. Subsequent demonstration of strong performance may result in a salary increase that is higher than that awarded to the wider workforce.

Not performance related.

Directors’ Remuneration Report (continued)

Executive Directors Purpose and link to strategy	Operation	Maximum opportunity	Performance metrics
Benefits
Reasonable benefits-in-kind are provided to support Executive Directors in carrying out their duties and assist with retention and recruitment.

The Company aims to offer benefits that are in line with market practice.

The main benefits currently provided include private health insurance, long-term disability, critical illness and death in service.

Under certain circumstances the Company may offer relocation allowances or assistance. Expatriate benefits may be offered where relevant including fees for tax advice associated with completion of international tax returns and, if relevant, any gross-up for tax.

		Not applicable.	Not performance related.

Travel, accommodation and any reasonable business-related expenses (including tax thereon) may be reimbursed.

Executive Directors may become eligible for other benefits in future where the Committee deems it appropriate. Where additional benefits are introduced for the wider workforce, Executive Directors may participate on broadly similar terms.

Executive Directors are eligible to participate in the Company’s all-employee share plans on the same terms as other employees in the jurisdiction in which they are engaged.

Pensions
The Company aims to provide a contribution towards life in retirement.	Executive Directors are eligible to receive employer contributions to the Company’s Group Personal Pension Scheme or a salary supplement in lieu of pension benefits, or a mixture of both.	Up to 12% of salary per annum for Executive Directors, C-level executives and senior managers. The rest of the workforce is up to 8%.	Not performance related.

Directors’ Remuneration Report (continued)

Executive Directors Purpose and link to strategy	Operation	Maximum opportunity	Performance metrics
Annual Performance Bonus
The annual bonus scheme rewards the achievement of stretching objectives that support the Company’s corporate goals and delivery of the business strategy.

Bonuses are determined based on annual corporate and personal performance measures and targets that are agreed between the Executive Directors and the Board (following the Committee’s recommendation) at the start of each financial year.

Bonuses may be paid in cash or in equity awards, as may be agreed between the Executive Directors and the Committee.

Payment of bonuses is conditional on the Executive Directors being in employment (and not having served notice of termination). No deferral period applies to bonuses.

The maximum target bonus opportunity for Executive Directors is 80% of salary, with a maximum bonus opportunity of up to two times the target opportunity.

For threshold performance, no more than 50% of target bonus may be payable.

For 2021, the target bonus opportunity for Executive Directors will be no more than 60% of salary, with a maximum bonus opportunity of up to 150% of the target opportunity. In addition there is an opportunity based on personal objectives to receive up to an additional 50% of the total bonus outcome (i.e. a maximum total of 135% of salary).

Performance measures are determined by the Committee each year and may vary to ensure that they promote the Company’s business strategy and shareholder value.

The performance measures may include financial, strategic and/or personal objectives.

The Committee may alter the bonus outcome (up or down) if it considers that the pay-out derived from a formula is inconsistent with the Company’s overall performance, taking account of any factors it considers relevant. This will help ensure that payments reflect overall Company performance during the period.

2019 Share Option Plan (“SOP”)

The SOP is designed to incentivise the successful execution of business strategy over the longer term and provide long-term retention.

Facilitates share ownership to provide further alignment with shareholders.

No new options will be granted under the SOP.

Awards will typically be granted annually, in the form of options although may also be granted more or less frequently.

Options are typically subject to vesting over a four-year period, with 25% of the award vesting on the first anniversary of the grant, and the remainder vesting in equal monthly instalments thereafter. The Committee may vary the vesting schedule of options as it considers appropriate.

No deferral or holding period applies to options or to the shares acquired on the exercise of options.

There is no defined maximum opportunity under the SOP. However, the Committee will generally work within the benchmarking guidelines provided by our compensation consultants. We seek to establish equity-based remuneration competitive to that offered by a set of comparable companies with whom we may compete for talent.

Performance conditions may apply to awards. Such conditions may be strategic objectives which may include milestones events, financial, strategic and/or personal objectives.

Share options are granted with an exercise price no less than the fair market value of the shares on the date of grant. Accordingly, share options will only have value to the extent the Company’s share price appreciates following the date of grant.

Any performance conditions set will be designed to incentivise performance in support of the Company’s strategy and business objectives.

The Committee has flexibility to vary the mix of measures or introduce new measures for each subsequent award taking into account business priorities at the time of grant.

Directors’ Remuneration Report (continued)

Executive Directors Purpose and link to strategy	Operation	Maximum opportunity	Performance metrics

The Committee may amend, relax or waive performance conditions if it considers that they have become unfair or impractical. This will help ensure that vesting reflects overall Company performance during the period.

Options vest in full on a change of control.

2020 Equity Incentive Plan (“EIP”)

The EIP is designed to incentivise the successful execution of business strategy over the longer term and provide long-term retention.

Facilitates share ownership to provide further alignment with shareholders.

Awards may be granted in the form of options, share appreciation rights, restricted shares, restricted share units or such other form as may be permitted under the EIP or by any other equity incentive plan operated by the Company from time to time.

Awards will typically be granted annually to continuing employees, although may also be granted more or less frequently.

Awards are typically subject to vesting over a four-year period, with 25% of the award vesting on the first anniversary of the grant, and the remainder vesting in equal monthly instalments thereafter. The Committee may vary the vesting schedule of awards as it considers appropriate.

No deferral or holding period applies to awards or to the shares acquired following the vesting of awards.

There is no defined maximum opportunity under the EIP. However, the Committee will generally work within the benchmarking guidelines provided by our compensation consultants. We seek to establish equity-based remuneration competitive to that offered by a set of comparable companies with whom we may compete for talent.

Performance conditions may apply to awards. Such conditions may be strategic objectives which may include milestones events, financial, strategic and/or personal objectives.

Any performance conditions set will be designed to incentivise performance in support of the Company’s strategy and business objectives.

The Committee has flexibility to vary the mix of measures or introduce new measures for each subsequent award taking into account business priorities at the time of grant.

The Committee may amend, relax or waive performance conditions if it considers that they have become unfair or impractical. This will help ensure that vesting reflects overall Company performance during the period.

Awards vest in full on a change of control.

Directors’ Remuneration Report (continued)

Chair and Non-Executive Directors

Purpose and link to strategy	Operation	Maximum opportunity	Performance metrics
Fees and benefits
To attract Non-Executive Directors who have a broad range of experience and skills to provide independent judgement on issues of strategy, performance, resources and standards of conduct.

Non-Executive Directors receive an annual retainer paid in cash, comprising a base fee plus additional fees for Committee Chairpersonship or membership. Such fees are set based on peer group comparator data.

The Chair’s fee is reviewed annually by the Committee (without the Chair present). Fee levels for the Non-Executive Directors are determined by directors upon the recommendation of the Committee.

When reviewing fee levels, account is taken of market movements in the fees of Non-Executive Directors, Board Committee responsibilities and ongoing time commitments, as well as the underlying rate of inflation.

Not performance related.

When reviewing fee levels, account is taken of market movements in fee levels, Board committee responsibilities, ongoing time commitments and the general economic environment.

In exceptional circumstances, if there is a temporary yet material increase in the time commitments for Non-Executive Directors, the Board may pay additional fees to recognise that additional workload.

Non-Executive Directors ordinarily do not participate in any pension, bonus or performance-based share incentive plans. Travel, accommodation and other business-related expenses incurred in carrying out the role as well as fees for tax advice associated with completion of international tax returns will be paid by the Company including, if relevant, any gross-up for tax.

Tax equalisation benefits may be provided to Non-Executive Directors who are required to relocate or become tax resident in a new jurisdiction.

Non-Executive Director fees are generally denominated and paid in USD but may be denominated and/or paid in GBP, USD, or a combination depending on the personal situation of each Non-Executive Director. Any currency conversions are calculated in accordance with the applicable Company procedure from time to time.

Non-Executive Director fees in respect of those Non-Executive Directors who are appointed by an investor (or group of investors) in the Parent Company may be paid to those investor(s) on behalf of the relevant Non-Executive Director.

Actual fee levels are disclosed in the Annual Remuneration Report for the relevant financial year.

Directors’ Remuneration Report (continued)

Purpose and link to strategy	Operation	Maximum opportunity	Performance metrics
Equity Awards
To facilitate share ownership and provide alignment with shareholders.

Non-Executive Directors may receive equity awards under the EIP (or options, share appreciation rights, restricted shares, restricted share units or such other form as may be permitted by any other equity incentive plan operated by the Company from time to time).

		There is no maximum award level for equity awards to Non-Executive Directors.	Not performance related. Awards vest in full on a change of control.

Non-Executive Directors will receive an initial equity award upon appointment or election. Initial equity awards normally vest over a period of three years on a monthly basis from the date of appointment, subject generally to continued service.

In addition, Non-Executive Directors who have not announced an intention to either resign from the Board or not to stand for election at the next annual meeting of shareholders will be granted an equity award in January of each year which shall vest in full upon grant. If a new Non-Executive Director joins the Board following the date of grant of this annual grant in any calendar year, such Non-Executive Director will be granted a pro rata portion of the next annual grant, based on the time between his or her appointment and the date of such annual grant.

The size of the equity awards is determined by the full Board, upon recommendation of the Compensation Committee.

When reviewing award levels, account is taken of market movements in equity awards, Board committee responsibilities, ongoing time commitments and the general economic conditions.

Notes to the policy table

Legacy arrangements

For the duration of this Remuneration Policy, the Company will honour any commitments made in respect of current or former directors before the date on which either: (i) the Remuneration Policy becomes effective; or (ii) an individual becomes a director, even when not consistent with the Remuneration Policy set out in this report or prevailing at the time such commitment is fulfilled. For the avoidance of doubt, all outstanding historic awards that were granted in connection with, or prior to, listing on NASDAQ and/or under the SOP remain eligible to vest based on their original or modified terms.

Payments may be made in respect of existing awards under the SOP and the Committee may exercise any discretions available to it in connection with such awards in accordance with the rules of the SOP and relevant award documentation. Options granted under the SOP vest in full on a change of control.

Payments may be made in respect of consultancy services provided by Pierre Legault pursuant to a consulting agreement entered into between Stone Sunny Isles, Inc. and Bicycle Therapeutics Inc. dated 15 March 2019 pursuant to which Stone Sunny Isles, Inc. has agreed to make available Pierre Legault to provide advisory services to us as requested by our Board of Directors or our chief executive officer. In consideration for the provision of the advisory services, we pay Stone Sunny Isles, Inc. a monthly retainer of £10,416, which is billed in U.S. dollars. Pierre Legault is the President, Treasurer and Director of Stone Sunny Isles, Inc.

Directors’ Remuneration Report (continued)

Retention Bonus

Kevin Lee received a retention bonus to incentivise his continuous service in an aggregate amount of £150k (paid in two tranches, £100k in August 2018 and £50k in October 2019). This bonus was subject to repayment (net of statutory deductions for income tax and employee’s National Insurance contributions) if he had given notice to terminate his employment with the Company at any time before 1 August 2020. No such notice was given.

Performance conditions

The choice of annual bonus performance metrics reflects the Committee’s belief that any incentive remuneration should be appropriately challenging and tied to the delivery of key strategic objectives intended to ensure that Executive Directors are incentivised to deliver across a range of objectives for which they are accountable. The Committee has retained flexibility on the specific measures which will be used to ensure that any measures are fully aligned with the strategic imperatives prevailing at the time they are set.

The targets for the bonus scheme for the forthcoming year will be set out in general terms, subject to limitations with regards to commercial sensitivity. The full details of the targets will be disclosed when they are in the public domain and are no longer considered commercially sensitive.

Where used, performance conditions applicable to EIP awards (or other equity incentive plans operated by the Company from time to time) will be aligned with the Company’s objective of delivering superior levels of long-term value to shareholders. Prior to each award, the Committee has flexibility to select measures that are fully aligned with the strategy prevailing at the time awards are granted.

The Committee will review the calibration of targets applicable to the annual bonus, and the EIP in years where performance measures apply, annually to ensure they remain appropriate and sufficiently challenging, taking into account the Company’s strategic objectives and the interests of shareholders.

Recovery and withholding

The Company does not have a policy on recovery and withholding provisions other than on retention bonuses if the individual gives notice of the termination of their employment before a prescribed date (the relevant period for which ended on 1 August 2020).

Differences in remuneration policy between Executive Directors and other employees

The overall approach to reward for employees across the workforce is a key reference point when setting the remuneration of the Executive Directors. When reviewing the salaries of the Executive Directors, the Committee pays close attention to pay and employment conditions across the wider workforce and in normal circumstances the increase for Executive Directors will be no higher than the average increase for the general workforce.

The key difference between the remuneration of Executive Directors and that of our other employees is that, overall, at senior levels, remuneration is increasingly long-term, and ‘at risk’ with an emphasis on performance-related pay linked to business performance and share-based remuneration. This ensures that remuneration at senior levels will increase or decrease in line with business performance and provides alignment between the interests of Executive Directors and shareholders. In particular, long-term incentives are provided only to the most senior executives as they are reserved for those considered to have the greatest potential to influence overall levels of performance.

Committee discretion in operation of variable pay schemes

The Committee operates under the powers it has been delegated by the Board. In addition, where relevant, it complies with rules that are either subject to shareholder approval or by approval from the Board. These rules provide the Committee with certain discretions which serve to ensure that the implementation of the Remuneration Policy is fair,

Directors’ Remuneration Report (continued)

both to the individual director and to the shareholders. The Committee also has discretions to set components of remuneration within a range, from time to time. Where appropriate, the extent of such discretions is set out in the relevant rules and/or described in the policy table above. To ensure the efficient administration of the variable incentive plans outlined above, the Committee will apply certain operational discretions.

These include the following:

●	selecting the individuals who will receive awards under the plans on an annual basis;
●	determining the timing of grants of awards and/or payments;
●	determining the quantum of awards and/or payments;
●	determining the choice (and adjustment) of any performance measures and targets, vesting schedules, exercise prices (where applicable) and other award terms for each incentive plan;
●	determining the extent of vesting, including for leavers;
●	making the appropriate adjustments (including to any performance targets) required in certain circumstances, for instance for changes in capital structure;
●	determining “good leaver” status and the impact of certain corporate events, if applicable, for incentive plan purposes and determining and applying the appropriate treatment;
●	interpreting the plan rules where necessary; and
●	undertaking the annual review of weighting of performance measures and setting targets for the annual bonus plan and other incentive schemes, where applicable, from year to year.

If an event occurs which results in the annual bonus plan or EIP (where performance conditions apply) performance conditions and/or targets being deemed unfair or impractical (e.g. material acquisition or divestment), the Committee will have the ability to make amend, relax or waive (and/or recommend such alterations to the Board for approval) to the measures and/or targets and alter weightings. Any use of the above discretion would, where relevant, be explained in the Annual Report on Remuneration and may, as appropriate, be the subject of consultation with the Parent Company’s major shareholders.

The Committee may make minor amendments to the Remuneration Policy (for regulatory, exchange control, tax or administrative purposes or to take account of a change in legislation) without obtaining shareholder approval for that amendment.

Shareholder views

The Board is committed to dialogue with shareholders and intends to engage directly with them and their representative bodies when considering any significant changes to our remuneration arrangements. The Committee will consider shareholder feedback received following the AGM, as well as any additional feedback and guidance received from time to time. This feedback will be considered by the Committee as it develops the Company’s remuneration framework and practices going forward. Assisted by its independent adviser, the Committee also actively monitors developments in the expectations of institutional investors and their representative bodies.

Directors’ Remuneration Report (continued)

Employment conditions

The Committee is regularly updated throughout the year on pay and conditions applying to Company employees. Where significant changes are proposed to employment conditions elsewhere in the Company these are highlighted for the attention of the Committee at an early stage.

Whilst the Committee does not currently consult directly with employees regarding its policy for directors, the Committee is considering the best method of bringing the employee voice to the boardroom.

Other remuneration policies

Remuneration for new appointments

Where it is necessary to appoint or replace an Executive Director or to promote an existing Executive Director, the Committee’s approach when considering the overall remuneration arrangements in the recruitment of a new Executive Director is to take account of the calibre, expertise and responsibilities of the individual, his or her remuneration package in their prior role and market rates. Remuneration will be in line with the Remuneration Policy and the Committee will not pay more than is necessary to facilitate their recruitment.

The remuneration package for a new Executive Director will be set in accordance with the terms of the Company’s approved remuneration policy in force at the time of appointment. Further details are provided below:

Salary

The Committee will set a base salary appropriate to the calibre, experience and responsibilities of the new appointee. In arriving at a salary, the Committee may take into account, amongst other things, the market rate for the role and internal relativities.

The Committee has the flexibility to set the salary of a new Executive Director at a lower level initially, with a series of planned increases implemented over the following few years to bring the salary to the desired positioning, subject to individual performance.

In exceptional circumstances, the Committee has the ability to set the salary of a new Executive Director at a rate higher than the market level to reflect the criticality of the role and the experience and performance of the individual.

Benefits

Benefits will be consistent with the principles of the policy set out on page 27. The Company may award certain additional benefits and other allowances including, but not limited to, those to assist with relocation support, temporary living and transportation expenses, educational costs for children, reimbursement of fees for tax advice associated with completion of international tax returns and tax equalisation to allow flexibility in employing an overseas national.

Pension benefits

A maximum employer pension contribution of 12% of salary (or equivalent cash allowance) may be payable for external appointments. For an internal appointment, his or her existing pension arrangements may continue to operate. Any new Executive Director based outside the UK will be eligible to participate in pension or pension allowance, insurance and other benefit programmes in line with local practice.

Annual bonus	The maximum target bonus opportunity is 80% of base salary and the maximum bonus opportunity for new appointments is 225% of their target bonus.
Other cash or equity-based awards

Executive Directors may receive awards under the EIP (or other equity incentive plan operated by the Company from time to time) on appointment. The Committee will assess and determine the award level, award vehicle, performance conditions and vesting schedule for each individual on a case-by-case basis. In addition, Executive Directors are eligible to participate in the Company’s all-employee share plans on the same terms as other employees in the jurisdiction in which they are engaged.

In addition, the Committee may offer additional cash and/or equity-based elements in order to “buy-out” remuneration relinquished on leaving a former employer. Any awards made in this regard may have no performance conditions, or different performance conditions, or a different vesting schedule compared to the Company’s existing plans, as the Committee considers appropriate.

Depending on the timing and responsibilities of the appointment, it may be necessary to set different annual bonus or SOP performance measures and targets as applicable to other Executive Directors.

Directors’ Remuneration Report (continued)

The terms of appointment for a Non-Executive Director would be in accordance with the approved remuneration policy for Non-Executive Directors in force at the time of the appointment.

Service contracts and termination policy

Executive Directors have rolling service agreements (entered into with the Parent Company or a subsidiary thereof) which may be terminated in accordance with the terms of these agreements. The period of notice for Executive Directors (to be given by the employer or the Executive Director) will not normally exceed 6 months. Executive Directors’ service agreements are available for inspection at the Parent Company’s registered office during normal business hours and will also be available to the public if required to be filed by the Parent Company with the SEC. The terms of the current Executive Director’s service contract are:

Name	Position	Date of service contract	Notice period
Kevin Lee	Chief Executive Officer	26 September 2019	6 months either party

The Company’s policy on remuneration for Executive Directors who leave the Company is set out below. The Committee will exercise its discretion when determining amounts that should be paid to leavers (other than in respect of the relevant leaver’s contractual entitlements which will be respected), taking into account the facts and circumstances of each case. Where applicable, the Company may elect to make a payment in lieu of notice (“PILON”) equivalent in value to basic salary and contractual benefits for any unexpired portion of the notice period (but excluding any annual bonus or holiday entitlement that would have otherwise accrued during the notice period).

Where the Executive Director is terminated by the Company without “Cause” (as defined in the service agreement), by the Executive Director for “Good Reason” (as defined in the service agreement), or on the Executive Director’s death, severance pay in addition to any potential PILON and any entitlements in respect of the year to the date of termination in accordance with the applicable terms shall be paid to an Executive Director as set out below, subject to the Executive Director signing a waiver of claims:

Element of pay / benefit	Termination other than within 12 months after a relevant “Change in Control” (as defined in the service agreement)	Termination within 12 months after a relevant “Change in Control” (as defined in the service agreement)
Salary	A lump sum payment equal to 12 months’ salary payable.	A lump sum payment equal to 18 months’ salary payable.
Contractual benefits	A lump sum payment equal to the cost to the Company of providing contractual benefits for 12 months (or continuation of such benefits).	A lump sum payment equal to the cost to the Company of providing contractual benefits for 18 months (or continuation of such benefits).
Annual bonus	Not applicable.	A lump sum payment equal to 1.5 times target bonus will be paid.
Share Option Plan (legacy awards)

Options treated in accordance with plan rules.

Good leavers may exercise their options to the extent vested at the time of termination within 12 months after termination.

The Committee has the discretion to accelerate vesting in whole or in part, to extend the exercise window, and/or to waive any applicable performance conditions in whole or in part.

Options subject to time-based vesting (only) accelerate, vest and become exercisable in full. Options subject to performance conditions treated in accordance with plan rules (as described at left).
Equity Incentive Plan	Awards treated in accordance with plan rules. Unless otherwise determined by the Committee, unvested equity awards lapse on the date of termination of employment.	Awards vest in full on a change of control.

Directors’ Remuneration Report (continued)

The Company is unequivocally against rewards for failure; the circumstances of any departure, including the individual’s performance, would be taken into account in every case. Statutory redundancy payments may be made. Service agreements may be terminated summarily without notice (or on shorter notice periods) and without payment in lieu of notice in certain circumstances, such as gross misconduct or any other material breach of the obligations under their employment contract. The Company may require the individual to work during their notice period or may place them on garden leave during which they would be entitled to full pay and benefits.

Except in the case of gross misconduct or resignation, the Company may at its absolute discretion reimburse for reasonable professional fees relating to the termination of employment and, where an Executive Director has been required to re-locate, to pay reasonable repatriation costs, including possible tax exposure costs and/or settle any other amount the Committee considers reasonable including any statutory entitlements or sums to settle or compromise claims or potential claims in connection with a termination (including, at the discretion of the Committee, reimbursement for legal advice and provision of outplacement services).

Policy on external appointments

The Board believes that it may be beneficial to the Company for executives to hold certain roles outside the Company provided that the Company’s business takes priority. Any such appointments are subject to approval by the Board and the director may retain any fees received. Kevin Lee is currently a director of Nodthera Limited, Wilbraham Consulting Limited and Mestag Therapeutics Limited in respect of which he receives an aggregate of £25k (year ended 31 December 2019: £20k) per annum in fees.

Non-Executive Directors’ terms of engagement

Each of the Non-Executive Directors is engaged under a Non-Executive Director appointment letter. Each appointment is normally terminable by either party on no more than three months’ written notice (or, in some cases, payment in lieu of notice), but may be terminated immediately in certain circumstances. Under our articles of association, our Board is divided into three classes (Class I, Class II and Class III), with members of each class serving staggered three-year terms. In the event of termination, the Chair and Non-Executive Directors are only entitled to fees accrued to the date of termination together with reimbursement of expenses properly incurred before that date.

The dates of appointment of each of the Non-Executive Directors serving at 31 December 2020 are summarised in the table below. The Parent Company was incorporated on 27 October 2017.

Non-Executive Directors	Date of appointment letter	Date of appointment
Catherine Bingham	22 May 2019	4 December 2017
Janice Bourque	18 July 2019	18 July 2019
Veronica Jordan	30 October 2019	30 October 2019
Richard Kender	20 July 2019	18 July 2019
Pierre Legault (Chairman)	15 March 2019	15 March 2019
Gregory Winter	24 May 2019	4 December 2017

At the time of the IPO in May 2019 all Non-Executive Directors then appointed except Pierre Legault entered into new letters of appointment which took effect conditional upon completion of the IPO. Janice Bourque, Richard Kender and Veronica Jordan each entered into letters of appointment at the time of their appointment to the Board.

Non-Executive Directors’ letters of appointment are available for inspection at the Parent Company’s registered office during normal business hours and will be available for inspection at the AGM.

A company affiliated with Pierre Legault, Stone Sunny Isles, Inc., has also entered into a consulting agreement with Bicycle Therapeutics Inc. dated 15 March 2019 under which it will procure the provision of consulting services by Pierre Legault to the Parent Company and is paid a monthly retainer of £10,416, which is billed in U.S. dollars for these services. This consulting agreement is terminable on three months’ written notice (or payment in lieu of notice).

Directors’ Remuneration Report (continued)

Remuneration scenario for Executive Director

The charts below show an estimate of the 2021 remuneration package for the Executive Director under three assumed performance scenarios and these scenarios are based on the remuneration policy set out above.

Minimum (comprising fixed pay only)

–	Base salary as of 1 January 2021 of $676k and cash in lieu of pension of 12% of base salary net of employer NI costs of the cash in lieu.

Target

–	Fixed pay as above.
–	Assumes target bonus of 60%.

Maximum

–	Fixed pay as above.
–	Assumes maximum bonus payout of 135%.

Annual Report on Remuneration

This part of the report has been prepared in accordance with Part 3 of The Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013 and section 420 of the Companies Act 2006. The Annual Report on Remuneration and the Annual Statement by the Chair of the Compensation Committee will be put to a single advisory shareholder vote at the AGM to be held on 28 June 2021. The information in this part of the report has been audited where required under the foregoing regulations and is indicated as audited where applicable.

Compensation Committee

The current members of the Committee, who are all independent and have been members for the whole year, are Veronica Jordan (as Chair of the Committee), Richard Kender and Janice Bourque. Decisions of the Committee are made by majority vote or by unanimous written consent.

The Chair and members of management, the Chief Executive Officer (“CEO”), and the Chief Financial Officer (“CFO”), are invited to attend meetings where appropriate. Attendees are not involved in any decisions and are not present for any discussions regarding their own remuneration.

Directors’ Remuneration Report (continued)

No conflicts of interest have arisen during the year and none of the members of the Committee has any personal financial interest in the matters discussed, other than as optionholders. The fees of the Non-Executive Directors are approved by the Board on the joint recommendation of the Committee and the CEO/Executive Director.

Meetings attendance

Director	Meetings Attended

Janice Bourque	5 of 5
Richard Kender	5 of 5
Veronica Jordan	5 of 5

Five meetings of the Committee have taken place during 2020.

Independent advisors

Independent advice on executive remuneration is received from the Executive Compensation practice of Radford. Radford is a member of the Remuneration Consultants Group and is a signatory to its Code of Conduct. Radford advises the Committee on all aspects of senior executive remuneration. Since the IPO, Radford has been appointed by the Committee to assist with the drafting of the Remuneration Policy and has kept the Committee up to date on remuneration trends and corporate governance best practice. Radford does not have any other remuneration-unrelated connection with the Company and is considered to be independent by the Committee. During the year ended 31 December 2020, fees charged by Radford for advice provided to the Committee for 2020 amounted to approximately $9k (year ended 31 December 2019: $45k).

Activity in the year

The Committee’s principal function is to develop and implement compensation policies and plans that ensure the attraction and retention of key management personnel, the motivation of management to achieve the Company’s corporate goals and strategies, and the alignment of the interests of management with the long-term interests of the Parent Company’s shareholders. In determining the remuneration policy, and in constructing the remuneration arrangements for Executive Directors and senior employees, the Board, advised by the Committee, aims to provide remuneration packages that are competitive and designed to attract, retain and motivate Executive Directors and senior employees of the highest calibre.

The Committee is responsible for and considered, where applicable, during the year:

●	annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and CFO;
●	evaluating the performance of the CEO and CFO in light of such corporate goals and objectives and recommending or determining the compensation of the CEO;
●	reviewing and recommending or determining the compensation of our other executive officers;
●	reviewing and establishing our overall management compensation, philosophy and policy;
●	overseeing and administering our compensation and similar plans;
●	retaining and approving the compensation of any compensation advisors;
●	reviewing and approving our policies and procedures for the grant of equity-based awards;

Directors’ Remuneration Report (continued)

●	preparing the compensation committee report required by the SEC rules to be included in our annual proxy statement, and the directors’ remuneration policy and report as required under English law;
●	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K, if required;
●	reviewing and making recommendations to the Board with respect to director compensation; and
●	reviewing and discussing with the Board our corporate succession plans for the CEO and other key officers.

The Committee is formally constituted and operates pursuant to a written charter, which is available on Bicycle’s website.

Directors’ Remuneration Report (continued)

Single total figure of directors’ remuneration—year ended 31 December 2020 (audited)

The total remuneration of the individual directors who served during the financial year, from 1 January 2020 to 31 December 2020, together with a comparison with the equivalent figure for the 2019 financial year is shown below. Other than shown, no directors received remuneration in the 2019 financial year. Total remuneration is the sum of emoluments plus Company pension contributions.

		Base salary1/fee $’000	Benefits[2] $’000	Pension[3] $’000	Bonus[4] $’000	Equity- based awards[5] $’000	Total remuneration $’000	Total fixed remuneration $’000	Total variable remuneration $’000
Executive Directors
Kevin Lee	2020	592	1	62	501	—	1,156	655	501
	2019	516	2	53	433	—	1,004	571	433
Non-Executive Directors[6]
Michael Anstey	2020	20	—	—	—	—	20	20	—
	2019	24	—	—	—	—	24	24	—
Catherine Bingham	2020	53	—	—	—	—	53	53	—
	2019	31	—	—	—	—	31	31	—
Janice Bourque	2020	63	—	—	—	—	63	63	—
	2019	29	—	—	—	—	29	29	—
Bosun Hau	2020	20	—	—	—	—	20	20	—
	2019	24	—	—	—	—	24	24	—
Veronica Jordan	2020	54	—	—	—	—	54	54	—
	2019	9	—	—	—	—	9	9	—
Richard Kender	2020	97	—	—	—	—	97	97	—
	2019	44	—	—	—	—	44	44	—
Pierre Legault[7]	2020	198	—	—	—	—	198	198	—
	2019	141	—	—	—	—	141	141	—
Carolyn Ng	2020	20	—	—	—	—	20	20	—
	2019	24	—	—	—	—	24	24	—
Gregory Winter	2020	40	—	—	—	—	40	40	—
	2019	24	—	—	—	—	24	24	—
Stephen Hoffman	2020	—	—	—	—	—	—	—	—
	2019	53	—	—	—	—	53	53	—
Total	2020	1,157	1	62	501	—	1,721	1,220	501
	2019	919	2	53	433	—	1,407	974	433

1.	The Executive Director’s salary was set in USD but converted and paid in GBP based on the applicable USD/GBP Bank of England daily spot exchange rate according to his service agreement.
2.	The Executive Director’s benefits included private health insurance, long term disability, critical illness and death in service benefits.
3.	Relates to pension and cash in lieu of pension.
4.	The annual bonus for 2020 was paid in cash in February 2021. The annual bonus for 2019 was paid in cash and includes £50k paid to the Executive Director in 2019 by way of retention bonus (described above on page 32). See below / overleaf for more details in relation to 2020 bonus. 2019 and 2020 bonuses were not subject to any deferral.
5.	There were no performance obligations linked to the equity-based awards. The value of equity-based awards in the table is based on the market value of underlying shares at the date of grant, less the applicable exercise price. For the CEO and Non-Executive Directors this was nil because the exercise price is equal to the market value of the underlying shares at the date of grant. Refer to “Share Option Plan” below. Share price appreciation did not impact the value of awards. No discretion was exercised, and the determination of the levels of awards were not impacted, as a result of share price appreciation.
6.	Michael Anstey, Bosun Hau and Carolyn Ng all resigned on 30 June 2020 and received no payments in respect of loss of office or otherwise following their termination dates. Stephen Hoffman resigned on 19 March 2019 and fees include those payable under a consulting agreement.
7.	Pierre Legault’s fees include those payable under a consulting agreement between Stone Sunny Isles, Inc. and Bicycle Therapeutics Inc. dated 15 March 2019, pursuant to which such entity is paid £125k per year for Mr. Legault’s advisory services to the Company.

Directors’ Remuneration Report (continued)

2020 Annual bonus (audited)

In 2020, the CEO’s annual bonus was based on corporate and personal objectives. The overall bonus outcome of percentage of target resulted in a total bonus pay out of $501k or 85% of the CEO’s base salary for the year ended 31 December 2020. In 2019, the bonus outcome of percentage of target resulted in a total bonus pay out of $368k or 71% of the CEO’s base salary for the year ended 31 December 2019.

Share Option Plan

Awards granted from 1 January 2020 to 31 December 2020 (audited)

The CEO and Chairman received the following share option awards under the SOP during the year from 1 January 2020 to 31 December 2020, as set forth in the table below:

Executive Director	Form of Award	Date of Grant	Number of Shares Covered	Exercise Price $	Face Value at Date of Grant[1]	Expiry Date	Vest Terms
Kevin Lee	Fair market value options	2 January 2020	210,000	9.82	—	1 January 2030	25% vest after one year, remaining shares vest in 36 equal monthly instalments
Chairman
Pierre Legault	Fair market value options	2 January 2020	32,000	9.82	—	1 January 2030	Vest immediately

1.	The value of equity-based awards in the table is based on the market value of underlying shares at the date of grant, less the applicable exercise price. This was nil because the exercise price is equal to the market value of the underlying shares at the date of grant.

Directors’ Remuneration Report (continued)

Non-Executive Directors also received the following option awards during the year from 1 January 2020 to 31 December 2020, each vesting based on continued employment only and granted under the SOP:

Non-Executive Director	Form of Award	Date of Grant	Number of Shares Covered	Exercise Price $	Face Value at Date of Grant[1]	Expiry Date	Vest Terms
Veronica Jordan	Fair market value options	2 January 2020	16,000	9.82	—	1 January 2030	Vest immediately
Richard Kender	Fair market value options	2 January 2020	16,000	9.82	—	1 January 2030	Vest immediately
Richard Kender	Fair market value options	2 January 2020	8,202	9.82	—	17 July 2029	Vesting in 36 equal monthly instalments at the end of each calendar month following 18 July 2019
Janice Bourque	Fair market value options	2 January 2020	16,000	9.82	—	1 January 2030	Vest immediately
Janice Bourque	Fair market value options	2 January 2020	8,202	9.82	—	17 July 2029	Vesting in 36 equal monthly instalments at the end of each calendar month following 18 July 2019
Catherine Bingham	Fair market value options	2 January 2020	16,000	9.82	—	1 January 2030	Vest immediately
Gregory Winter	Fair market value options	2 January 2020	16,000	9.82	—	1 January 2030	Vest immediately

1.	The value of equity-based awards in the table is based on the market value of underlying shares at the date of grant, less the applicable exercise price. This was nil because the exercise price is equal to the market value of the underlying shares at the date of grant.

None of the awards granted are subject to performance based conditions.

No subsequent changes were made to the exercise prices or vesting dates of options.

Directors’ Remuneration Report (continued)

Statement of directors’ shareholding and share interests (audited)

Shareholdings for each director, who have held office during the period 1 January 2020 and 31 December 2020, are set out in the table below as at 31 December 2020 or their date of resignation if they resigned in the year (together with interests held by his or her connected persons):

	Number of Shares		Number of Share Options
	Beneficially owned shares as at 31 December 2020	Exercised	Vested but unexercised	Unvested with performance conditions	Unvested without performance conditions	Total
Executive Director
Kevin Lee	275,085	—	433,736	—	492,156	1,200,977
Non-Executive Directors
Michael Anstey[1]	—	—	—	—	—	—
Catherine Bingham	—	—	16,000	—	—	16,000
Janice Bourque	—	—	32,000	—	16,000	48,000
Bosun Hau[1]	—	—	—	—	—	—
Veronica Jordan	—	—	29,333	—	18,667	48,000
Richard Kender	—	—	32,000	—	16,000	48,000
Pierre Legault	—	—	221,006	—	146,133	367,139
Carolyn Ng1	—	—	—	—	—	—
Gregory Winter	163,927	—	16,000	—	—	179,927

1.	Michael Anstey, Bosun Hau and Carolyn Ng all resigned on 30 June 2020

No shares were unvested.

Share ownership guidelines

Executive Directors are encouraged to build a meaningful shareholding so as to align their interests with those of shareholders but no formal shareholding requirements apply.

Payments to former directors and for loss of office (audited)

No payments were made to former directors of the Company or in relation to loss of office during the current or prior year.

Directors’ Remuneration Report (continued)

Performance graph and table

The chart below shows the Parent Company’s Total Shareholder Return (“TSR”) performance compared with that of the NASDAQ Biotechnology Index from the date of the Parent Company’s listing on NASDAQ to 31 December 2020. The NASDAQ Biotechnology Index has been chosen as an appropriate comparator as it is the index of which the Parent Company is a constituent. TSR is defined as the return on investment obtained from holding a company’s shares over a year. It includes dividends paid, the change in the capital value of the shares and any other payments made to or by shareholders within the year.

Stock Price Performance Since IPO

Stock Performance (May 2019 - April 2021)
150%
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May-19
Aug-19
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Nasdaq Biotech
Bicycle

Aligning pay with performance

The total remuneration figure for the CEO is shown in the table below, along with the value of bonuses paid, and SOP vesting, as a percentage of the maximum opportunity As explained in the report in respect of the 2019 financial year, 2019 was the first year reported since listing, it is not possible to provide meaningful comparative data for periods prior to that date.

Chief Executive Officer	2019	2020
Total remuneration ($000)	1,004	1,156
Actual bonus (% of the maximum)	63%	63%
SOP vesting (% of the maximum)	100%	100%

Directors’ Remuneration Report (continued)

Percentage change in remuneration of the directors compared to all Company employees

The table below illustrates the increase in salary, benefits and annual bonus for each director and that of the Company’s employees as a whole as between the 2019 and 2020 financial years. As explained in the report in respect of the 2019 financial year, 2019 was the first year reported since listing on NASDAQ. There was no change in remuneration of the CEO in that year and it was therefore not possible to provide meaningful comparative data for prior years. However, full disclosure of the year on year movement from 2019 onwards will be provided in future remuneration reports.

	Percentage change
	Base salary / fees	Benefits		Bonus
Executive Directors
Kevin Lee	15%	50%	%	16%
Non-Executive Directors
Michael Anstey	(17%)	—		—
Catherine Bingham	71%	—		—
Janice Bourque	117%	—		—
Bosun Hau	(17%)	—		—
Veronica Jordan	500%	—		—
Richard Kender	120%	—		—
Pierre Legault	40%	—		—
Carolyn Ng	(17%)	—		—
Gregory Winter	67%	—		—
Average pay of employees as a whole	27%	7%	%	25%

Non-Executive Directors did not receive fees for the period prior to the IPO on NASDAQ in May 2019. Michael Anstey, Bosun Hau and Carolyn Ng resigned on 30 June 2020. Veronica Jordan, Richard Kender and Janice Bourque were all appointed during the course of 2019 with 2020 being their first full year in office.

Relative importance of spend on pay

The table below illustrates the Company’s expenditure on employee pay in comparison to

Total expenditure on research and development.

	2019	2020	% change
Total expenditure on research and development ($’000) [1]	28,885	48,874	69
Total employee pay expenditure ($’000)[2]	17,774	24,833	40

1.	The Committee considers the Company’s research and development expenditure relative to salary expenditure for all employees, to be the most appropriate metric for assessing overall spend on pay due to the nature and stage of the Company’s business.
2.	Total pay expenditure includes wages and salaries, social security costs, pension contributions, bonus, equity compensation plans and termination benefits.

Statement of implementation of remuneration policy in 2021

There are not intended to be any significant changes in the way that the remuneration policy will be administered in the 2021 financial year compared to how it was administered in the 2020 financial year (save that all equity based awards will be granted under the new EIP, rather than the SOP) or any deviations from the procedures for administration set out in the Company’s remuneration policy.

Directors’ Remuneration Report (continued)

Annual base salary

The annual base salary of the CEO is shown in the table below:

	Base salary 2020 $’000	Base salary 2021 $’000
Executive Directors
Kevin Lee	592	676

Prior to 2021, Kevin Lee’s salary entitlement has been expressed in USD and converted to GBP pursuant to a mechanism set out in his service contract. To simplify administration, as of 1 January 2021, Kevin Lee’s salary will be both set, and paid, in GBP. Accordingly, Kevin Lee’s annual base salary will be GBP494,602, effective on and from 1 January 2021. For consistency and ease of comparison, we will continue to provide disclosures in USD (converted by reference to the GBP: USD exchange rate on 31 December 2020 of 1.36589).

Benefits and pension

In 2021, Executive Directors are eligible for the same benefits (such as health insurance) as provided to all senior employees in the jurisdiction in which they reside. In the UK, where the CEO is based, this means that employer pension contributions are 12% of base salary for Executive Directors and employees with job title of ‘director’ and above and 8% for all other employees (or, in each case, cash equivalent at the election of the relevant employee).

Bonus

The CEO will be entitled to a target bonus of 60% base salary in 2021, with final payout of up to 135% of base salary in the event of ‘stretch’ performance being achieved. The bonus will be paid cash or in an equity award, as may be agreed between the Executive Director and the Committee, and subject to the achievement of a number of corporate and personal objectives determined by the Committee. Details of the specific objectives will be disclosed when they are no longer considered commercially sensitive.

Specific targets are commercially sensitive and therefore are not disclosed in advance. However, full details of the targets and performance against them will be disclosed when they are no longer considered commercially sensitive.

Directors’ Remuneration Report (continued)

Equity Incentive Plan

The Company granted the following equity incentive awards to directors and the Chairman in 2021 up to the date of this directors’ remuneration report under the Equity Incentive Plan:

Director	Form of Award	Date of Grant	Number of Shares Covered	Exercise Price $[1]	Face Value at Date of Grant[2] $	Expiry Date	Vest Terms
Kevin Lee	Fair market value options	4 January 2021	250,000	17.95	—	3 January 2031	25% vest after one year, remaining shares vest in 36 equal monthly instalments
Veronica Jordan	Fair market value options	4 January 2021	19,000	17.95	—	3 January 2031	100% Vested
Richard Kender	Fair market value options	4 January 2021	19,000	17.95	—	3 January 2031	100% Vested
Pierre Legault	Fair market value options	4 January 2021	38,000	17.95	—	3 January 2031	100% Vested
Janice Bourque	Fair market value options	4 January 2021	19,000	17.95	—	3 January 2031	100% Vested
Catherine Bingham	Fair market value options	4 January 2021	19,000	17.95	—	3 January 2031	100% Vested
Gregory Winter	Fair market value options	4 January 2021	19,000	17.95	—	3 January 2031	100% Vested
Jose-Carlos Gutierrez-Ramos	Fair market value options	17 March 2021	32,000	27.90	—	16 March 2031	Vesting in 36 equal monthly instalments at the end of each calendar month following 17 March 2021

1.	Exercise price is equal to the market value of the underlying shares at the date of grant.
2.	The value of equity-based awards in the table is based on the market value of underlying shares at the date of grant, less the applicable exercise price. This was nil because the exercise price is equal to the market value of the underlying shares at the date of grant.

No other grants are currently proposed for 2021.

Non-Executive Directors’ fees

Non-Executive Directors will receive the following annual fees for 2021, which will be paid in cash, as follows:

Fees (effective from 1 January 2021) 000s
Base fee:
Board Chair	£5
Board member	$40
Additional fees:
Audit Committee Chair	$20
Audit Committee member	$9
Compensation Committee Chair	$14
Compensation Committee member	$7
Nomination Committee Chair	$8
Nomination Committee member	$4
Strategic Committee member	$30

Non-Executive Director fees may be paid in GBP, USD, or a combination depending on the personal situation of each Non-Executive Director.

Directors’ Remuneration Report (continued)

Non-Executive Directors will not be eligible to participate in any performance-based incentive plans.

Each Non-Executive Director will also be entitled to reimbursement of reasonable expenses and reimbursement of fees for tax advice associated with completion of international tax returns and, if relevant, any gross-up for tax. due to their role as a Bicycle Therapeutics plc Non-Executive Director.

Shareholder voting on remuneration matters at AGM

The table below sets out the previous votes cast at our AGM in June 2020 in respect of the Annual Remuneration Report and the Directors’ Remuneration Policy.

	Votes for		Votes against		Votes withheld
	%	Number	%	Number	Number
Annual Remuneration Report	99.99	10,058,662	0.01	925	183,146
Directors’ Remuneration Policy	99.94	10,053,106	0.06	6,382	183,245

Withheld votes are not counted when calculating voting outcomes.

On behalf of the Board

Veronica Jordan

Chair of the Compensation Committee

April 2021

Attendance Card Please bring this card with you to the Meeting and present it at Shareholder registration/accreditation. Additional Holders: ADDITIONAL HOLDER 1 ADDITIONAL HOLDER 2 ADDITIONAL HOLDER 3 ADDITIONAL HOLDER 4 The Annual General Meeting of Bicycle Therapeutics plc will be held at Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT, United Kingdom on June 28, 2021 at 1:00 p.m. London time (8:00 a.m. Eastern Daylight Time). Based on the current timings indicated by the U.K. government for the removal of COVID-19 related restrictions, it is expected that ordinary shareholders will be able to attend the Annual General Meeting in person. However, the situation may change significantly between now and the date of the Annual General Meeting. Bicycle Therapeutics plc MR A SAMPLE < DESIGNATION> SAMPLE STREET SAMPLE TOWN SAMPLE CITY SAMPLE COUNTY AA11 1AA Shareholder Reference Number C0000000000 *C0000000000* Please detach this portion before mailing this proxy form. Complete your Proxy online...It's fast, easy and secure! www.investorcentre.co.uk/eproxy You will be asked to enter the Control Number, Shareholder Reference Number (SRN) and PIN shown opposite and agree to certain terms and conditions. Control Number: 917151 C0000000000 1245 SRN: PIN: View the Annual Report online: https://investors.bicycletherapeutics.com Register at www.investorcentre.co.uk - elect electronic communications & manage your shareholding online! To be effective, all proxy appointments must be filed with the Company’s Registrar at: Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY by June 24, 2021 at 1:00 p.m. London time (8:00 a.m. Eastern Daylight Time). Explanatory Notes: 1. Every holder has the right to appoint some other person(s) of their choice, who need not be a shareholder, as his proxy to exercise all or any of his rights, to attend, speak and vote on his behalf at the meeting. If you wish to appoint a person other than the Chairman of the meeting, please insert the name of your chosen proxy holder in the space provided (see reverse). Please note, however, that if you do not appoint the Chairman of the meeting as your proxy, in the event that ordinary shareholders are not permitted to attend the Annual General Meeting in person, your proxy will not be permitted to attend the Annual General Meeting and vote on your behalf. If the proxy is being appointed in relation to less than your full voting entitlement, please enter in the box next to the proxy holder's name (see reverse) the number of shares in relation to which they are authorized to act as your proxy. If returned without an indication as to how the proxy shall vote on any particular matter, the proxy will exercise his discretion as to whether, and if so how, he votes (or if this proxy form has been issued with respect to a designated account for a shareholder, the proxy will exercise his discretion as to whether, and if so how, he votes). To appoint more than one proxy, an additional proxy form(s) may be obtained by contacting the Registrar's helpline at 0370 703 0031 or you may photocopy this form. Please indicate in the box next to the proxy holder's name (see reverse) the number of shares with respect to which they are authorized to act as your proxy. Please also indicate by marking the box provided if the proxy instruction is one of multiple instructions being given. All forms must be signed and should be returned together in the same envelope. The 'Vote Withheld' option is provided to enable you to abstain on any particular resolution. However, it should be noted that a 'Vote Withheld' is not a vote in law and will not be counted in the calculation of the proportion of the votes 'For' and 'Against' a resolution. 4. Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, entitlement to attend and vote at the meeting and the number of votes which may be cast thereat will be determined by reference to the Register of Members of the Company at 6:00 p.m. London time (1:00 p.m. Eastern Daylight Time) on June 24, 2021. Changes to entries on the Register of Members after that time shall be disregarded in determining the rights of any person to attend and vote at the meeting. To appoint one or more proxies or to give an instruction to a proxy (whether previously appointed or otherwise) via a designated voting platform, any such messages must be received by the issuer's agent prior to the specified deadline within the relevant system. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the relevant designated voting platform) from which the issuer's agent is able to retrieve the message. The Company may treat as invalid a proxy appointment sent via a designated voting platform in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001. The above is how your address appears on the Register of Members. If this information is incorrect please call the Registrar's helpline on 0370 703 0031 to request a change of address form or go to www.investorcentre.co.uk to use the online Investor Centre service. Any alterations made to this form should be initialled. The completion and return of this form will not preclude a Member from attending the Meeting and voting in person. 5. 6. 2. 7. 8. 3. Kindly Note: This form is issued only to the addressee(s) and is specific to the unique designated account printed hereon. This personalized form is not transferable between different: (i) account holders; or (ii) uniquely designated accounts. The Company and Computershare Investor Services PLC accept no liability for any instruction that does not comply with these conditions. MR A SAMPLE < Designation> Additional Holder 1 Additional Holder 2 Additional Holder 3 Additional Holder 4 -1_197390_MAIL/000001/000001/SG625 000001 *000001010200T0* Form of Proxy - Annual General Meeting to be held on June 28, 2021

Poll Card To be completed only at the AGM. Vote Against Withheld Vote For Against Withheld For Ordinary Resolutions 1. To re-elect Kevin Lee as a director. 6. To receive and adopt our U.K. statutory annual accounts and reports for the year ended December 31, 2020 (the “2020 U.K. Annual Report”). 2. To re-elect Jose Carlos Gutierrez-Ramos as a director. 7. To approve the directors’ remuneration report for the year ended December 31, 2020 (excluding the directors’ remuneration policy). 3. To ratify the appointment of PricewaterhouseCoopers LLP, a limited liability partnership organized under the laws of England, as our U.S. independent registered public accounting firm for the year ending December 31, 2021. 8. To authorise the directors to allot shares in the Company or to grant rights to subscribe for or to convert any security into shares in the Company up to a maximum aggregate nominal amount of £250,000.00. Special Resolution 4. To re-appoint PricewaterhouseCoopers LLP, a limited liability partnership organized under the laws of England, as our U.K. statutory auditors, to hold office until the conclusion of the next annual general meeting of shareholders. 9. To disapply pre-emption rights in respect of the allotment of equity securities up to a maximum aggregate nominal amount of £250,000.00. 5. To authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration for the year ending December 31, 2021. Signature In the case of a Corporation, a letter of representation will be required (in accordance with S323 of the Companies Act 2006) unless this has already been filed at registration. Form of Proxy Please complete this box only if you wish to appoint a third party proxy other than the Chairman of the Meeting*. Please leave this box blank if you want to select the Chairman of the Meeting. Do not insert your own name(s). *C0000000000* C0000000000 I/We hereby appoint the Chairman of the Meeting OR the person indicated in the box above as my/our proxy to attend, speak and vote in respect of my/our full voting entitlement** on my/our behalf at the Annual General Meeting of Bicycle Therapeutics plc to be held at Building 900 Babraham Research Campus, Babraham, Cambridge, CB22 3AT on June 28, 2021 at 1:00 p.m. London Time (8:00 a.m. Eastern Daylight Time) and at any adjourned meeting. * You are urged to appoint the Chairman of the Meeting as your proxy. Please note, that if you do not appoint the Chairman of the Meeting as your proxy, in the event that ordinary shareholders are not permitted to attend the Annual General Meeting in person, your proxy will not be permitted to attend the Annual General Meeting and vote on your behalf. ** For the appointment of more than one proxy, please refer to Explanatory Note 2 (see front). Please use a black pen. Mark with an X inside the box as shown in this example. Please mark here to indicate that this proxy appointment is one of multiple appointments being made. Vote Vote Against Withheld For Against Withheld For Ordinary Resolutions 1. To re-elect Kevin Lee as a director. 6. To receive and adopt our U.K. statutory annual accounts and reports for the year ended December 31, 2020 (the “2020 U.K. Annual Report”). 2. To re-elect Jose Carlos Gutierrez-Ramos as a director. 7. To approve the directors’ remuneration report for the year ended December 31, 2020 (excluding the directors’ remuneration policy). 3. To ratify the appointment of PricewaterhouseCoopers LLP, a limited liability partnership organized under the laws of England, as our U.S. independent registered public accounting firm for the year ending December 31, 2021. 8. To authorise the directors to allot shares in the Company or to grant rights to subscribe for or to convert any security into shares in the Company up to a maximum aggregate nominal amount of £250,000.00. Special Resolution 4. To re-appoint PricewaterhouseCoopers LLP, a limited liability partnership organized under the laws of England, as our U.K. statutory auditors, to hold office until the conclusion of the next annual general meeting of shareholders. 9. To disapply pre-emption rights in respect of the allotment of equity securities up to a maximum aggregate nominal amount of £250,000.00. 5. To authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration for the year ending December 31, 2021. I/We instruct my/our proxy as indicated on this form. Unless otherwise instructed the proxy may vote as he or she sees fit or abstain in relation to any business of the meeting. Signature Date In the case of a corporation, this proxy must be given under its common seal or be signed on its behalf by an attorney or officer duly authorized, stating their capacity (e.g. director, secretary). H 6 7 5 0 2 B Y C **